MULTICURRENCY CREDIT AGREEMENT

dated as of May 28, 2004

among

BRIGGS & STRATTON CORPORATION,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

LASALLE BANK NATIONAL ASSOCIATION

M&I MARSHALL & ILSLEY BANK

AND

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents,

and

BANK OF AMERICA, N.A.,

as Administrative Agent, Issuing Bank and Swing Line Bank

BANC OF AMERICA SECURITIES LLC

Lead Arranger and Book Manager

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(continued)

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(continued)

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(continued)

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(continued)

SCHEDULES

Schedule 2.01	Commitments and Pro Rata Shares

Schedule 6.05	Litigation

Schedule 6.06	ERISA

Schedule 6.11	Environmental Matters

Schedule 6.13	Intellectual Property Disputes

Schedule 6.14	Subsidiaries and Minority Interests

Schedule 8.01	Permitted Liens

Schedule 8.05	Permitted Subsidiary Indebtedness

Schedule 8.07	Contingent Obligations

Schedule 11.02	Lending Offices; Addresses for Notices

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(continued)

EXHIBITS

Page

Exhibit A-1	Form of Notice of Borrowing

Exhibit A-2	Form of Swing Line Loan Notice

Exhibit B	Form of Notice of Conversion/Continuation

Exhibit C	Form of Compliance Certificate

Exhibit D-1	Form of Legal Opinion of Counsel to the Company

Exhibit D-2	Form of Legal Opinion of General Counsel of the Company

Exhibit E	Form of Assignment and Acceptance Agreement

Exhibit F	Form of Note

Exhibit G	Form of Guaranty

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MULTICURRENCY CREDIT AGREEMENT

This MULTICURRENCY CREDIT AGREEMENT (this “Agreement”) is entered into as of May 28, 2004, among BRIGGS & STRATTON CORPORATION, a Wisconsin corporation (the “Company”), the several financial institutions from time to time party to this Agreement (collectively the “Banks” and individually each a “Bank”) and BANK OF AMERICA, N.A. (“Bank of America”), as administrative agent for the Banks.

WHEREAS, the Banks have agreed to make available to the Company a revolving multicurrency credit facility with a letter of credit subfacility upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.01 Certain Defined Terms. The following terms have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary).

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

“Administrative Agent” means Bank of America in its capacity as administrative agent for the Banks hereunder, and any successor agent arising under Section 10.09.

“Agent-Related Persons” means, at any time, the Administrative Agent at such time, together with its Affiliates (including, in the case of Bank of America, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agreed Alternative Currency” has the meaning specified in subsection 2.05(e).

“Agreement” has the meaning specified in the introductory paragraph.

“Agreement Currency” has the meaning specified in Section 11.16.

“Applicable Currency” means, as to any particular payment, Loan or Letter of Credit, Dollars or the Offshore Currency in which it is denominated or is payable.

“Applicable Margin” means the percentage rate per annum determined from time to time in accordance with Schedule 1.01.

“Arranger” means Banc of America Securities LLC, in its capacity as lead arranger and book manager.

“Assignee” has the meaning specified in subsection 11.08(a).

“Assignment and Acceptance” has the meaning specified in subsection 11.08(a).

“Attorney Costs” means and includes all reasonable fees and charges of any law firm or other external counsel, the reasonable allocated cost of internal legal services and the reasonable disbursements of internal counsel.

“Bank” has the meaning specified in the introductory paragraph.

“Bank of America” has the meaning specified in the introductory paragraph.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Base Rate” means, for any day, a rate of interest per annum equal to the higher of (a) the sum of the Federal Funds Rate for such day plus 0.50% per annum and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Loan that bears interest based on the Base Rate.

“Borrowing” means a borrowing hereunder consisting of Revolving Loans of the same Type and in the same Applicable Currency made to the Company on the same day by the Banks and, in the case of Offshore Rate Loans, having the same Interest Period.

“Borrowing Date” means any date on which a Borrowing occurs under Section 2.03.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s payment office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate setting as to an Offshore Rate Loan denominated in Dollars, any funding, disbursement, settlement or payment in Dollars in respect of any such Offshore Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Offshore Rate Loan, any day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate setting as to a Offshore Currency Loan denominated in Euro, any funding, disbursement, settlement or payment in Euro in respect of any such Offshore Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Offshore Rate Loan, a TARGET Day;

(c) if such day relates to any interest rate setting as to a Offshore Currency Loan denominated in a currency other than Euro, any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any funding, disbursement, settlement or payment in a currency other than Euro in respect of an Offshore Currency Loan denominated in a currency other than Euro, or any other dealing in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Offshore Currency Loan (other than any interest rate setting), any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Lease” has the meaning specified in the definition of “Capital Lease Obligations.”

“Capital Lease Obligations” means the principal component of all monetary obligations of the Company or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease (a “Capital Lease”).

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Banks, as collateral or support for the L/C Obligations, cash or deposit account balances, or a standby letter of credit from a financial institution satisfactory to the Administrative Agent, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Bank (which documents are hereby consented to by the Banks). Derivatives of such term shall have corresponding meanings.

“Change in Control” means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act) of 30% or more of the outstanding shares of voting stock of the Company, or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Company’s board of directors (together with any new directors whose election by the Company’s board of directors or whose nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reasons other than death or disability to constitute a majority of the directors then in office.

“Closing Date” means May 28, 2004 or such other date on which all conditions precedent set forth in Section 5.01 are satisfied or waived by all Banks (or, in the case of subsection 5.01(e), waived by the Person entitled to receive any applicable payment).

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Bank, its obligation to (a) make Revolving Loans to the Company pursuant to Section 2.01, (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Bank’s name on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Bank becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including any reduction pursuant to Section 2.07).

“Commitment Fee” has the meaning specified in subsection 2.12(b).

“Commitment Fee Rate” means, at any time, the percentage rate per annum at which Commitment Fees are accruing at such time as set forth in Schedule 1.01.

“Company” has the meaning specified in the introductory paragraph.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Computation Date” has the meaning specified in subsection 2.05(a).

“Computation Period” means a period of four consecutive fiscal quarters ending on the last day of a fiscal quarter.

“Consolidated Interest Expense” means, for any period, the sum of (a) total interest expense (including interest expense attributable to Capital Leases in accordance with GAAP) of the Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, all as determined on a consolidated basis for the Company and its consolidated Subsidiaries in accordance with GAAP; and (b) to the extent not included in clause (a), the consolidated yield or discount accrued during such period on all Securitization Obligations.

“Consolidated Net Income” means, for any period, the aggregate of the net income of the Company and its Subsidiaries for such period, determined in accordance with GAAP on a consolidated basis; provided that the net income of any other Person which is not a Subsidiary of the Company shall be included in the Consolidated Net Income of the Company only to the extent of the amount of cash dividends or distributions paid to the Company or to a consolidated Subsidiary of the Company. There shall be excluded in computing Consolidated Net Income for the Company the excess (or the deficit), if any, of (i) any non-cash gain which must be treated as an extraordinary item under GAAP or any gain realized upon the sale or other disposition of any real property or equipment that is not sold in the ordinary course of business or of any capital stock owned by the Company or its Subsidiaries over (ii) any non-cash loss which must be treated as an extraordinary item under GAAP or any loss realized upon the sale or other disposition of any real property or equipment that is not sold in the ordinary course of business or of any capital stock owned by the Company or its Subsidiaries.

“Consolidated Net Worth” means the Company’s consolidated stockholder’s equity; provided that foreign currency translation adjustments under Financial Accounting Standards Board Statement No. 52, “Foreign Currency Translation” and any negative adjustment in prepaid pension and accrued pension costs not exceeding $80,000,000 shall not be taken into account in calculating Consolidated Net Worth.

“Consolidated Total Assets” means the total consolidated assets of the Company and its Subsidiaries, in each case determined in accordance with GAAP.

“Contingent Obligation” means, as to any Person (without duplication), any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; or (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof; provided that if any Guaranty Obligation (a) is limited to an amount less than the obligations guaranteed or supported, the amount of the corresponding Contingent Obligation shall be equal to the lesser of the amount determined pursuant to the initial clause of this sentence and the amount to which such guaranty is so limited or (b) is limited to recourse against a particular asset or assets of such Person, the amount of the corresponding Contingent Obligation shall be equal to the lesser of the amount determined pursuant to the initial clause of this sentence and the fair market value of such asset or assets at the date for determination of the amount of the Contingent Obligation. In the case of other Contingent Obligations, such Contingent Obligations shall be equal to the maximum reasonably anticipated liability in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Conversion/Continuation Date” means any date on which, under Section 2.04, the Company (a) converts Revolving Loans of one Type to the other Type or (b) continues as Revolving Loans of the same Type, but with a new Interest Period, Revolving Loans having Interest Periods expiring on such date.

“Credit Extension” means and includes (a) the making of any Loan hereunder and (b) the Issuance of any Letter of Credit hereunder.

“Credit Termination Date” means the earlier to occur of (a) May 28, 2009 and (b) the date on which the Commitments are terminated (or reduced to zero) in accordance with the terms hereof.

“Default” means any event or circumstance which, with the giving of notice pursuant to this Agreement, the expiration of any cure period specified herein, or both, would (if not cured or otherwise remedied during such cure period) constitute an Event of Default.

“Defaulting Bank” means any Bank that (a) has failed to fund any portion of the Revolving Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” has the meaning specified in Section 8.02.

“Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time and (b) as to any amount denominated in an Offshore Currency, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of Dollars with such Offshore Currency on the most recent Computation Date provided for in subsection 2.05(a).

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of the Company other than a Foreign Subsidiary.

“EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum of Consolidated Net Income

(or loss) for such period plus, to the extent deducted in the determination of such Consolidated Net Income (or loss), Consolidated Interest Expense, federal, state, local and foreign income taxes (including franchise taxes based upon income), depreciation and amortization.

“Effective Amount” means, with respect to any outstanding L/C Obligations on any date, the Dollar Equivalent amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate Dollar Equivalent amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Eligible Assignee” has the meaning specified in subsection 11.08(f).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental, health, safety and land use matters.

“Equity Issuance” means the issuance of equity securities or interests by the Company or any Subsidiary (other than (a) issuances of equity securities or interests to the Company or any Subsidiary and (b) issuances of equity in connection with employee benefit and compensation plans).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization the liability with respect to which has not been satisfied; (d) the filing of a notice of intent to terminate a Pension Plan or a Multiemployer Plan that has any Unfunded Pension Liability, the treatment of a Plan amendment with respect to a Pension Plan or a Multiemployer Plan that has any Unfunded Pension Liability as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or

Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Bank, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

“Event of Default” means any of the events or circumstances specified in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Credit Agreement” means the Credit Agreement dated as of September 28, 2001 among the Company, various financial institutions and Bank of America, as agent.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” has the meaning specified in subsection 2.12(a).

“Foreign Subsidiary” means, with respect to any Person, each Subsidiary of such Person which is organized under the laws of any jurisdiction other than, and which is conducting substantially all of its business outside of, the United States or any state thereof.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“FX Trading Office” means the Foreign Exchange Trading Center of the Administrative Agent, or such other of the Administrative Agent’s offices as the Administrative Agent may designate from time to time.

“Further Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 4.01.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the applicable date.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” means each Domestic Subsidiary that is a Material Subsidiary or has executed and delivered a counterpart of a Guaranty (which has not been released).

“Guaranty” means a guaranty substantially in the form of Exhibit G.

“Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation.”

“Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, foreign exchange agreement, forward rate agreement or other agreement or arrangement designed to protect a Person against fluctuations in interest exchange rates, currency exchange rates or commodity prices.

“Honor Date” has the meaning specified in subsection 3.03(b).

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than (i) trade and similar accounts payable and accrued expenses, in each case arising in the ordinary course of business and, in the case of accounts payable, on ordinary terms, and (ii) accrued pension cost, employee benefits and postretirement health care obligation arising in the ordinary course of business); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement (other than an operating lease), or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all principal obligations with respect to Capital Leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; (h) all Securitization Obligations of such Person; (i) all Synthetic Lease Obligations of such Person; and (j) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above. In the event any of the foregoing Indebtedness is limited to recourse against a particular asset or assets of such Person, the amount of the corresponding Indebtedness shall be equal to the lesser of the amount of such Indebtedness and the fair market value of such asset or assets at the date for determination of the amount of such Indebtedness. In addition, the amount of any Indebtedness which is also a Contingent Obligation shall be determined as provided in the definition of “Contingent Obligation.”

“Indemnified Liabilities” has the meaning specified in Section 11.05.

“Indemnified Person” has the meaning specified in Section 11.05.

“Independent Auditor” has the meaning specified in subsection 7.01(a).

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Interest Coverage Ratio” means, for any Computation Period, the ratio of (a) EBITDA for such Computation Period to (b) Consolidated Interest Expense for such Computation Period.

“Interest Payment Date” means, as to any Swing Line Loan or Base Rate Loan, the last Business Day of each calendar quarter and, as to any Offshore Rate Loan, the last day of each Interest Period applicable to such Loan and, if such Interest Period exceeds three months, the date which is three months after the first day of such Interest Period.

“Interest Period” means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date for such Loan, or on the Conversion/Continuation Date on which such Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six months thereafter (or such other period as may be approved by all Banks) as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be; provided that:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of an Offshore Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b) any Interest Period pertaining to an Offshore Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period for any Loan shall extend beyond the scheduled Maturity Date.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Issuance Date” has the meaning specified in subsection 3.01(a).

“Issue” means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

“Issuing Bank” means Bank of America and any other Bank which at the request of the Company (and the consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed) agrees, in such Bank’s sole discretion, to become an Issuing Bank for purposes of Issuing Letters of Credit pursuant to Article III.

“Judgment Currency” has the meaning specified in Section 11.16.

“L/C Advance” means each Bank’s participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Amendment Application” means an application form for amendment of outstanding standby letters of credit as shall at any time be in use at the Issuing Bank, with such modifications as the Company and the Issuing Bank may reasonably approve.

“L/C Application” means an application form for issuances of standby letters of credit as shall at any time be in use at the Issuing Bank, with such modifications as the Company and the Issuing Bank may reasonably approve.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made or converted into a Borrowing of Revolving Loans under subsection 3.03(d).

“L/C Commitment” means the commitment of the Issuing Bank to Issue, and the commitment of the Banks severally to participate in, Letters of Credit from time to time Issued or outstanding under Article III in an aggregate Dollar Equivalent amount not to exceed on any date the lesser of (a) $50,000,000 and (b) the amount of the combined Commitments. The L/C Commitment is a part of the combined Commitments, rather than a separate, independent commitment.

“L/C Fee Rate” means, at any time, the percentage rate per annum at which fees are accruing on the undrawn amount of Letters of Credit at such time as set forth in Schedule 1.01.

“L/C Obligations” means, at any time, the sum of (a) the aggregate undrawn Dollar Equivalent amount of all Letters of Credit then outstanding, plus (b) the Dollar Equivalent amount of all unreimbursed drawings under all Letters of Credit (which have not been converted into Loans), including all outstanding L/C Borrowings.

“L/C-Related Documents” means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any of the Issuing Bank’s standard form documents (with such modifications as the Company and the Issuing Bank may reasonably approve) for letter of credit issuances.

“Lending Office” means, as to any Bank, the office or offices of such Bank specified as its “Lending Office” or “Domestic Lending Office” or “Offshore Lending Office”, as the case may be, on Schedule 11.02, or such other office or offices as such Bank may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any standby letter of credit Issued by the Issuing Bank pursuant to Article III.

“Leverage Ratio” means, for any Computation Period, the ratio of (a) Total Funded Debt as of the last day of such Computation Period to (b) EBITDA for such Computation Period.

“LIBOR” means, for any Interest Period with respect to an Offshore Rate Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by, conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, and any financing lease having substantially the same economic effect as any of the foregoing) and any contingent or other agreement to provide any of the foregoing, but, in any such case, not including the interest of a lessor under an operating lease.

“Loan” means a Revolving Loan or a Swing Line Loan, as the context requires.

“Loan Documents” means this Agreement, any Note, the Guaranty, the Fee Letter and the L/C-Related Documents.

“Loan Party” means the Company and each Guarantor.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company to perform its obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of any of the Loan Documents.

“Material Subsidiary” means, at any time, any Subsidiary of the Company the total assets of which constitute 10% or more of Consolidated Total Assets at such time.

“Maturity Date” means the earlier to occur of (a) May 28, 2009 and (b) the date on which the Obligations become due and payable pursuant to Section 9.02.

“Minimum Tranche” means, in respect of Revolving Loans comprising part of the same Borrowing, or to be converted or continued under Section 2.04, (a) in the case of Base Rate Loans, $5,000,000 or any multiple of $1,000,000 in excess thereof, and (b) in the case of Offshore Rate Loans, the Dollar Equivalent amount of $10,000,000 or any multiple of 1,000,000 units of the Applicable Currency in excess thereof.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Company’s long term unsecured, senior, non-credit enhanced debt.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Note” has the meaning specified in Section 2.02.

“Notice of Borrowing” means a notice in substantially the form of Exhibit A-1.

“Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit B.

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company to any Bank, the Administrative Agent or any other Indemnified Person, whether direct or indirect (including those acquired by assignment pursuant to subsection 11.08(a)), absolute or contingent, due or to become due, now existing or hereafter arising.

“Offshore Currency” means, at any time, Euros and any Agreed Alternative Currency.

“Offshore Currency Loan” means any Offshore Rate Loan denominated in an Offshore Currency.

“Offshore Currency Loan Sublimit” means, as to all Offshore Currencies in the aggregate, $100,000,000.

“Offshore Rate” means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/100th of 1%) determined by the Administrative Agent as follows:

Offshore Rate =	LIBOR
1.00 - Eurodollar Reserve Percentage.

The Offshore Rate shall be adjusted automatically as to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

“Offshore Rate Loan” means any Revolving Loan that bears interest based on the Offshore Rate.

“Organization Documents” means (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation; (b) for any partnership, the partnership agreement and any other organizational documents of such partnership; (c) for any limited liability company, the operating agreement, any membership agreement and any other organizational document of such limited liability company; and (d) for any other entity, the organizational documents of such entity.

“Other Taxes” means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Applicable Currency, the rate of interest per annum at which overnight deposits in such Applicable Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in subsection 11.08(d).

“Participating Member State” means each state so described in any EMU Legislation.

“Payment Office” means (a) in respect of payments in Dollars, the address for payments set forth on Schedule 11.02 or such other address as the Administrative Agent may from time to time specify in accordance with Section 11.02 and (b) in the case of payments in any Offshore Currency, such address as the Administrative Agent may from time to time specify in accordance with Section 11.02.

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA (other than a Multiemployer Plan) which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Permitted Liens” has the meaning specified in Section 8.01.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions (other than a Multiemployer Plan) and includes any Pension Plan.

“Pro Rata Share” means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time which such Bank’s Commitment is of the combined Commitments of all Banks (or, if the Commitments have terminated, which such Bank’s Revolving Loans and participation in L/C Obligations and Swing Line Loans is of the Total Outstandings).

“Reportable Event” means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Banks” means (a) prior to the Credit Termination Date, Banks then having more than 50% of the aggregate amount of the Commitments, and (b) thereafter, Banks then holding (directly or via participations) more than 50% of the then aggregate unpaid principal amount of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Required Banks.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, the president, any vice president, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

“Revolving Loan” has the meaning specified in Section 2.01. A Revolving Loan may be either an Offshore Rate Loan or a Base Rate Loan (each, a “Type” of Revolving Loan).

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, and any successor thereto.

“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Company’s long term unsecured, senior, non-credit enhanced debt.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Offshore Currency, same day or other funds as may be reasonably determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Offshore Currency.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Obligations” means, with respect to any Securitization Transaction, the aggregate investment or claim held at any time by all purchasers, assignees or transferees of (or of interests in) or holders of obligations that are supported or secured by accounts receivable, lease receivables and other rights to payment in connection with such Securitization Transaction.

“Securitization Transaction” means any sale, assignment or other transfer by the Company or any Subsidiary of accounts receivable, lease receivables or other payment obligations owing to the Company or such Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of the Company or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables.

“Specified Subsidiary” means each Material Subsidiary and each other Subsidiary that at the relevant time is a Guarantor.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its FX Trading Office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Applicable Currency.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company.

“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds, performance bonds and similar instruments.

“Swing Line Bank” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in subsection 2.06(a).

“Swing Line Loan Notice” means a notice of a Swing Line Loan pursuant to subsection 2.06(b) which, if in writing, shall be substantially in the form of Exhibit A-2.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the combined Commitments. The Swing Line Sublimit is part of, and not in addition to, the combined Commitments.

“Synthetic Lease Obligations” means obligations under operating leases (as determined pursuant to Statement of Financial Accounting Standards No. 13) of properties which are reported for United States income tax purposes as owned by the Company or a consolidated Subsidiary. The amount of Synthetic Lease Obligations under any such lease shall be determined in accordance with GAAP as if such operating lease were a capital lease.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings, assessments or similar charges, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, respectively, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Administrative Agent, as the case may be, is organized or maintains a lending office.

“Total Funded Debt” means, at any time, the sum of the current and long-term indebtedness obligations (other than intercompany indebtedness obligations) for money borrowed, drawn and unreimbursed letters of credit, drawn and unreimbursed surety bonds, the amount of mandatory redeemable preferred stock of the Company, Capital Lease Obligations, Securitization Obligations, Synthetic Lease Obligations and, without duplication, Contingent Obligations in respect of any of the foregoing, in each case, of the Company and its Subsidiaries on a consolidated basis.

“Total Outstandings” means the aggregate Dollar Equivalent principal amount of all outstanding Revolving Loans and Swing Line Loans plus all L/C Obligations.

“Type” has the meaning specified in the definition of “Revolving Loan.”

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” each means the United States of America.

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than, in the case of a corporation, directors’ qualifying shares required by law) 100% of the capital stock, partnership interests, membership interests or other equity interests is, at the time as of which any determination is being made, owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

1.02 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) (i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii) The term “including” is not limiting and means “including without limitation.”

(iii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company and the other parties, and are the products of all parties. Accordingly, it shall not be construed against the Banks or the Administrative Agent merely because of the Administrative Agent’s or Banks’ involvement in their preparation.

(h) Unless otherwise specified, any reference to a particular time of day shall mean such time in Chicago, Illinois.

1.03 Accounting Principles.

(a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. If any financial statements prepared by or on behalf of the Company apply accounting principles other than GAAP (including as a result of any event described in subsection 1.03(b)), the compliance certificate accompanying such financial statements shall include information in reasonable detail reconciling such financial statements to GAAP to the extent relevant to the calculations set forth in such compliance certificate.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein and the Company or the Required Banks shall so request, the Administrative Agent, the Banks and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Banks); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP as in effect prior to such change.

(c) References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Company.

1.04 Currency Equivalents Generally. For all purposes of this Agreement (but not for purposes of the preparation of any financial statements delivered pursuant hereto or the computation of financial covenants), the equivalent in any Offshore Currency or other currency of an amount in Dollars, and the equivalent in Dollars of an amount in any Offshore Currency or other currency, shall be determined at the Spot Rate.

1.05 Change of Currency. (a) Each obligation of the Company to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II

THE CREDITS

2.01 Amounts and Terms of Commitments. Each Bank severally agrees, on the terms and conditions set forth herein, to make loans on a revolving credit basis to the Company (each such loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Closing Date to, but not including, the Credit Termination Date; provided that (a) the aggregate principal Dollar Equivalent amount of such Bank’s Revolving Loans plus such Bank’s Pro Rata Share of the Effective Amount of all L/C Obligations plus such Bank’s Pro Rata Share of the aggregate outstanding principal amount of all Swing Line Loans shall not exceed such Bank’s Commitment; (b) after giving effect to any Borrowing, the Total Outstandings shall not exceed the combined Commitments and (c) after giving effect to any Borrowing of Offshore Currency Loans, the aggregate principal Dollar Equivalent amount of all outstanding Offshore Currency Loans shall not exceed the Offshore Currency Loan Sublimit. Within the limits of each Bank’s Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01, prepay pursuant to Section 2.08 and reborrow pursuant to this Section 2.01.

2.02 Loan Accounts.

(a) The Loans made by each Bank shall be evidenced by one or more loan accounts or records maintained by such Bank in the ordinary course of business. The loan accounts or records maintained by the Administrative Agent and each Bank shall be prima facie evidence of the amount of the Loans made by the Banks to the Company and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

(b) Upon the request of any Bank made through the Administrative Agent, the Loans made by such Bank may be evidenced by one or more notes in substantially the form of Exhibit F hereto (each a “Note”), instead of or in addition to loan accounts. Each such Bank shall endorse on the schedules annexed to its Note the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Bank is irrevocably authorized by the Company to endorse its Note and each Bank’s record shall be deemed prima facie correct; provided that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under such Note to pay the principal of and interest on such Loan.

2.03 Procedure for Borrowing.

(a) Each Borrowing shall be made upon the Company’s irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Borrowing (which notice must be received by the Administrative Agent prior to (i) 10:30 a.m. four Business Days prior to the requested Borrowing Date, in the case of Offshore Currency Loans; (ii) 11:30 a.m. three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans denominated in Dollars; and (iii) 10:30 a.m. on the requested Borrowing Date, in the case of Base Rate Loans, in any such case, specifying:

(i) the amount of the Borrowing, which shall be in an aggregate amount not less than the Minimum Tranche;

(ii) the requested Borrowing Date, which shall be a Business Day;

(iii) the Type of Revolving Loans comprising the Borrowing;

(iv) the duration of the Interest Period applicable to any Offshore Rate Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be one month; and

(v) in the case of a Borrowing comprised of Offshore Currency Loans, the Applicable Currency.

(b) Upon receipt of a Notice of Borrowing, the Administrative Agent will promptly notify each Bank thereof and of the amount of such Bank’s Pro Rata Share of the Borrowing. In the case of a Borrowing comprised of Offshore Currency Loans, such notice will provide the approximate amount of each Bank’s Pro Rata Share of the Borrowing, and the Administrative Agent will, upon the determination of the Dollar Equivalent amount of the Borrowing as specified in the Notice of Borrowing, promptly notify each Bank of the exact Dollar Equivalent amount of such Bank’s Pro Rata Share of the Borrowing. The Dollar Equivalent amount of any Borrowing in an Offshore Currency will be determined by the Administrative Agent for such Borrowing on the Computation Date therefor in accordance with subsection 2.05(a).

(c) Each Bank will make the amount of its Pro Rata Share of each Borrowing available to the Administrative Agent for the account of the Company at the Payment Office on the Borrowing Date requested by the Company in Same Day Funds and in the requested currency (i) in the case of a Borrowing comprised of Revolving Loans in Dollars, by 12:00 noon and (ii) in the case of a Borrowing comprised of Offshore Currency Loans, by such time as the Administrative Agent may specify. The proceeds of all such Revolving Loans will then be made available to the Company by the Administrative Agent at such office by crediting the account of the Company on the books of Bank of America with the aggregate of the amounts made available to the Administrative Agent by the Banks and in like funds as received by the Administrative Agent.

(d) After giving effect to any Borrowing, unless the Administrative Agent shall otherwise consent, there may not be more than 12 different Interest Periods in effect in the aggregate for all Revolving Loans.

2.04 Conversion and Continuation Elections for Borrowings.

(a) The Company may, upon irrevocable written notice to the Administrative Agent in accordance with subsection 2.04(b):

(i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of Offshore Rate Loans denominated in Dollars, to convert such Revolving Loans (or any part thereof in an amount not less than the Minimum Tranche) into Revolving Loans in Dollars of such Type; or

(ii) elect, as of the last day of the applicable Interest Period, to continue Revolving Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than the Minimum Tranche);

provided that if at any time the aggregate Dollar Equivalent amount of Offshore Currency Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $5,000,000, such Offshore Currency Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Company to continue such Loans as, and convert such Loans into, Offshore Currency Loans shall terminate.

(b) The Company shall deliver a Notice of Conversion/Continuation to be received by the Administrative Agent not later than (i) 11:30 a.m. at least three Business Days in advance of the Conversion/Continuation Date, if Revolving Loans are to be converted into or continued as Offshore Rate Loans denominated in Dollars; (ii) 10:30 a.m. at least four Business Days in advance of the continuation date, if such Revolving Loans are to be continued as Offshore Currency Loans; and (iii) 10:30 a.m. on the Conversion/Continuation Date, if such Revolving Loans are to be converted into Base Rate Loans, specifying:

(A) the proposed Conversion/Continuation Date;

(B) the aggregate amount of Revolving Loans to be converted or continued;

(C) the Type of Revolving Loans resulting from the proposed conversion or continuation; and

(D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to Offshore Rate Loans denominated in Dollars, the Company has failed to timely select a new Interest Period to be applicable to such Offshore Rate Loans or if any Default or Event of Default then exists, unless, in either case, the Company has elected to and does repay such Loans on or prior to the expiration date of such Interest Period, the Company shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period. If the Company has failed to select a new Interest Period to be applicable to Offshore Currency Loans prior to the fourth Business Day in advance of the expiration date of the current Interest Period applicable thereto as provided in subsection 2.04(b), or if any Default or Event of Default shall then exist, the Company shall be deemed to have elected to continue such Offshore Currency Loans for a one-month Interest Period.

(d) The Administrative Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation or, if no timely notice is provided by the Company, the Administrative Agent will promptly notify each Bank of the details of any automatic conversion or continuation. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Revolving Loans with respect to which the notice was given held by each Bank.

(e) Unless the Required Banks otherwise consent, during the existence of a Default or Event of Default, the Company may not elect to have (i) a Revolving Loan in Dollars converted into or continued as an Offshore Rate Loan or (ii) an Offshore Currency Loan continued for an Interest Period exceeding one month.

(f) After giving effect to any conversion or continuation of Revolving Loans, unless the Administrative Agent shall otherwise consent, there may not be more than 12 different Interest Periods in effect in the aggregate for all Revolving Loans.

2.05 Utilization of Commitments in Offshore Currencies.

(a) The Administrative Agent will determine the Dollar Equivalent amount of any (i) Borrowing comprised of Offshore Currency Loans as of the requested Borrowing Date, (ii) outstanding Offshore Currency Loans and L/C Obligations denominated in a currency other than Dollars as of the last Business Day of each month and (iii) outstanding Offshore Currency Loans and L/C Obligations denominated in a currency other than Dollars as of any redenomination date pursuant to this Section 2.05 or Section 4.05 (each such date under clauses (i) through (iii), a “Computation Date”).

(b) In the case of a proposed Borrowing comprised of Offshore Currency Loans, the Banks shall be under no obligation to make Offshore Currency Loans in the requested Offshore Currency as part of such Borrowing if the Administrative Agent has received notice from any of the Banks by 5:00 p.m. four Business Days prior to the day of such Borrowing that such Bank cannot provide Revolving Loans in the requested Offshore Currency, in which event the Administrative Agent will give notice to the Company no later than 12:00 noon on the third Business Day prior to the requested date of such Borrowing that the Borrowing in the requested Offshore Currency is not then available, and notice thereof also will be given promptly by the Administrative Agent to the Banks. If the Administrative Agent shall have so notified the Company that any such Borrowing in a requested Offshore Currency is not then available, the Company may, by notice to the Administrative Agent not later than 5:00 p.m. two Business Days prior to the requested date of such Borrowing, withdraw the Notice of Borrowing relating to such requested Borrowing. If the Company does so withdraw such Notice of Borrowing, the Borrowing requested therein shall not occur and the Administrative Agent will promptly so notify each Bank. If the Company does not so withdraw such Notice of Borrowing, the Administrative Agent will promptly so notify each Bank and such Notice of Borrowing shall be deemed to be a Notice of Borrowing that requests a Borrowing comprised of Base Rate Loans in an aggregate amount equal to the amount of the originally requested Borrowing as expressed in Dollars in the Notice of Borrowing; and in such notice by the Administrative Agent to each Bank the Administrative Agent will state such aggregate amount of such Borrowing in Dollars and such Bank’s Pro Rata Share thereof.

(c) In the case of a proposed continuation of Offshore Currency Loans for an additional Interest Period pursuant to Section 2.04, the Banks shall be under no obligation to continue such Offshore Currency Loans if the Administrative Agent has received notice from any of the Banks by 5:00 p.m. four Business Days prior to the day of such continuation that such Bank cannot continue to provide Revolving Loans in the relevant Offshore Currency, in which event the Administrative Agent will give notice to the Company not later than 12:00 noon on the third Business Day prior to the requested date of such continuation that the continuation of such Offshore Currency Loans in the relevant Offshore Currency is not then available, and notice thereof also will be given promptly by the Administrative Agent to the Banks. If the Administrative Agent shall have so notified the Company that any such continuation of Offshore Currency Loans is not then available, any Notice of Continuation/Conversion with respect thereto shall be deemed withdrawn and such Offshore Currency Loans shall be redenominated and converted into Base Rate Loans in Dollars on the last day of the Interest Period with respect to any such Offshore Currency Loans. The Administrative Agent will promptly notify the Company and the Banks of any such redenomination and conversion and in such notice by the

Administrative Agent to each Bank the Administrative Agent will state the aggregate Dollar Equivalent amount of the redenominated and converted Offshore Currency Loans as of the Computation Date with respect thereto and such Bank’s Pro Rata Share thereof.

(d) Notwithstanding anything herein to the contrary, during the existence of a Default or an Event of Default, upon the request of the Required Banks, all or any part of any outstanding Offshore Currency Loans shall be redenominated and converted into Base Rate Loans in Dollars on the last day of the Interest Period with respect to any such Offshore Currency Loans. The Administrative Agent will promptly notify the Company of any such request to redenominate and convert Offshore Currency Loans.

(e) The Company may request that, in addition to Revolving Loans made in Dollars and Euros, Revolving Loans hereunder also be permitted to be made in any other lawful currency that in the opinion of the Required Banks is at such time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars (an “Agreed Alternative Currency”). The Company shall deliver to the Administrative Agent any request for designation of an Agreed Alternative Currency in accordance with Section 11.02, to be received by the Administrative Agent not later than 12:00 noon at least 10 Business Days in advance of the date of any Borrowing hereunder proposed to be made in such Agreed Alternative Currency. Upon receipt of any such request the Administrative Agent will promptly notify the Banks thereof, and each Bank will use its best efforts to respond to such request within two Business Days of receipt thereof. Each Bank may grant or accept such request in its sole discretion. The Administrative Agent will promptly notify the Company of the acceptance or rejection of any such request.

2.06 The Swing Line Facility.

(a) Subject to the terms and conditions set forth herein, the Swing Line Bank agrees to make loans in Dollars (each a “Swing Line Loan”) to the Company from time to time on any Business Day prior to the Credit Termination Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Dollar Equivalent amount of Revolving Loans and the Effective Amount of all L/C Obligations of the Bank acting as Swing Line Bank, may exceed the amount of such Bank’s Commitment; provided that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the combined Commitments, and (ii) the aggregate outstanding principal amount of the Revolving Loans of any Bank, plus such Bank’s Pro Rata Share of the Effective Amount of all L/C Obligations, plus such Bank’s Pro Rata Share of the aggregate outstanding principal amount of all Swing Line Loans shall not exceed such Bank’s Commitment, and provided that the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.06, prepay under Section 2.08, and reborrow under this Section 2.06. Immediately upon the making of a Swing Line Loan, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Bank a risk participation in such Swing Line Loan in an amount equal to the product of such Bank’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Each Swing Line Loan shall be made upon the Company’s irrevocable notice to the Swing Line Bank and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Bank and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Bank and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer. Promptly after receipt by the Swing Line Bank of any telephonic Swing Line Loan Notice, the Swing Line Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Bank will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Bank has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Bank) prior to 2:00 p.m. on the date of the proposed Swing Line Loan (A) directing the Swing Line Bank not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of subsection 2.06(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Bank will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company at its office by crediting the account of the Company on the books of the Swing Line Bank in immediately available funds.

(c) (i) The Swing Line Bank at any time in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Bank to so request on its behalf), that each Bank make a Base Rate Loan in an amount equal to such Bank’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Notice of Borrowing for purposes hereof) and in accordance with the requirements of Section 2.03, without regard to the Minimum Tranche requirements, but subject to the unutilized portion of the combined Commitments and the conditions set forth in Section 5.02. The Swing Line Bank shall furnish the Company with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Administrative Agent. Each Bank shall make an amount equal to its Pro Rata Share of the amount specified in such Notice of Borrowing available to the Administrative Agent in immediately available funds for the account of the Swing Line Bank at the Payment Office not later than 1:00 p.m. on the day specified in such Notice of Borrowing, whereupon, subject to subsection 2.06(c)(ii), each Bank that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Bank.

(ii) If for any reason any Swing Line Loan cannot be refinanced by a Borrowing in accordance with subsection 2.06(c)(i), the request for Base Rate Loans submitted by the Swing Line Bank as set forth herein shall be deemed to be a request by the Swing Line Bank that each of the Banks fund its risk participation in the relevant Swing Line Loan and each Bank’s payment to the Administrative Agent for the account of the Swing Line Bank pursuant to subsection 2.06(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Bank fails to make available to the Administrative Agent for the account of the Swing Line Bank any amount required to be paid by such Bank pursuant to the foregoing provisions of this subsection 2.06(c) by the time specified in subsection 2.04(c)(i), the Swing Line Bank shall be entitled to recover from such Bank (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Bank at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Bank submitted to any Bank (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Bank’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this subsection 2.06(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Swing Line Bank, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Bank’s obligation to make Revolving Loans pursuant to this subsection 2.06(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d) (i) At any time after any Bank has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Bank receives any payment on account of such Swing Line Loan, the Swing Line Bank will distribute to such Bank its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s risk participation was funded) in the same funds as those received by the Swing Line Bank.

(ii) If any payment received by the Swing Line Bank in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Bank under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the Swing Line Bank in its discretion), each Bank shall pay to the Swing Line Bank its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Bank.

(e) The Swing Line Bank shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Bank funds its Base Rate Loan or risk participation pursuant to this Section 2.06 to refinance such Bank’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Bank.

(f) The Company shall make all payments of principal and interest in respect of Swing Line Loans directly to the Swing Line Bank.

2.07 Termination or Reduction of Commitments.

(a) The Company may from time to time, upon not less than five Business Days’ prior notice to the Administrative Agent, terminate the Commitments, or permanently reduce the amount of the combined Commitments by an aggregate amount of $5,000,000 or any higher integral multiple of $1,000,000; provided that the amount of the combined Commitments may not be reduced to an amount less than the Total Outstandings.

(b) Any reduction of the combined Commitments shall reduce the amount of the Commitment of each Bank according to its Pro Rata Share. All accrued Commitment Fees to the effective date of any reduction or termination of Commitments shall be paid on the effective date of such reduction or termination.

2.08 Prepayments.

(a) The Company may, at any time or from time to time, upon irrevocable notice to the Administrative Agent as described below, voluntarily prepay Revolving Loans in whole or in part, in an aggregate Dollar Equivalent amount of $5,000,000 or any higher integral multiple of 1,000,000 units of the Applicable Currency; provided that the Company may, within 30 days after each funding of participations in a Swing Line Loan pursuant to subsection 2.06(c) or in L/C Obligations pursuant to Section 3.03, make a prepayment of Base Rate Loans in an amount that will cause the aggregate principal amount of all Base Rate Loans to be (i) zero or (ii) $5,000,000 or a higher integral multiple of $1,000,000. The Company shall deliver a notice of voluntary prepayment in accordance with Section 11.02 to be received by the Administrative Agent not later than 10:30 a.m. (a) at least three Business Days in advance of the prepayment date if the Loans to be prepaid are Offshore Currency Loans, (b) at least two Business Days in advance of the prepayment date if the Loans to be prepaid are Offshore Rate Loans in Dollars, and (c) on the prepayment date if the Loans to be prepaid are Base Rate Loans.

(b) On each date on which the amount of the combined Commitments is reduced pursuant to subsection 2.07(a), the Company shall prepay Revolving Loans (or, if all Loans have been paid, Cash Collateralize Letters of Credit) in the amount necessary (if any) so that the Total Outstandings (excluding any undrawn L/C Obligations to the extent Cash Collateralized) will not exceed the amount of the combined Commitments as reduced on such date.

(c) The Company may, upon notice to the Swing Line Bank (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Bank and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(d) The Company shall specify, in each notice of voluntary prepayment pursuant to subsection 2.08(a) or in a prepayment notice delivered prior to or concurrently with any mandatory prepayment pursuant to subsection 2.08(b), the date and amount of such prepayment and whether such prepayment is of Base Rate Loans or Offshore Rate Loans, or any combination thereof, and the Applicable Currency. No such notice shall be revocable by the Company. The Administrative Agent will promptly notify each Bank of any notice of prepayment and of such Bank’s Pro Rata Share of such prepayment. Each prepayment of an Offshore Rate Loan shall be accompanied by accrued interest to the date of prepayment on the amount prepaid and any amounts required to be paid pursuant to Section 4.04 as a result of such prepayment.

2.09 Currency Exchange Fluctuations. Subject to Section 4.04, if on any Computation Date the Administrative Agent shall have determined that the Total Outstandings exceed the combined Commitments by a Dollar Equivalent amount of more than $2,000,000, due to a change in applicable rates of exchange between Dollars and Offshore Currencies, then the Administrative Agent shall give notice to the Company that a prepayment is required under this Section 2.08, and the Company agrees thereupon to make prepayments of Revolving Loans within one Business Day of such notice such that, after giving effect to such prepayment the Total Outstandings do not exceed the combined Commitments.

2.10 Repayment.

(a) The Company shall repay to the Banks on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b) The Company shall repay each Swing Line Loan on the earlier to occur of (i) the date 20 Business Days after such Loan is made and (ii) the Maturity Date.

2.11 Interest.

(a) Each Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to (i) in the case of a Base Rate Loan, the Base Rate; and (ii) in the case of an Offshore Rate Loan, the Offshore Rate plus the Applicable Margin. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the date on which such Loan is made at a rate per annum equal to the Base Rate or such other rate as may be agreed between the Company and the Swing Line Bank (provided that upon a deemed request for funding of participations in Swing Line Loans pursuant to subsection 2.06(c)(ii), all Swing Line Loans shall bear interest at the rate then applicable to Base Rate Loans).

(b) Interest on each Loan shall be paid in arrears on each Interest Payment Date and on the Maturity Date. Interest shall also be paid on the date of any payment or prepayment of Offshore Rate Loans under Section 2.08, for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall also be paid on demand of the Administrative Agent at the request or with the consent of the Required Banks.

(c) Notwithstanding subsections 2.11(a) and 3.03(d), while any Event of Default exists, for the period commencing after the Company’s receipt of notice from the Administrative Agent at the request, or with the consent, of the Required Banks or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Loans and, to the extent permitted by applicable law, all other Obligations, at a rate per annum which is determined by adding 2% per annum to the otherwise applicable interest rate for such Loans or, in the case of other Obligations, at a rate per annum equal to the Base Rate plus 2%; provided that, on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default for the period commencing after the Company’s receipt of notice from the Administrative Agent at the request, or with the consent, of the Required Banks or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus 2%.

(d) Anything herein to the contrary notwithstanding, the Obligations of the Company to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Company shall pay such Bank interest at the highest rate permitted by applicable law.

2.12 Fees.

(a) Arrangement, Agency Fees. The Company shall pay an arrangement fee to the Arranger for the Arranger’s own account, and shall pay an agency fee to the Administrative Agent for the Administrative Agent’s own account, as required by the letter agreement (“Fee Letter”) between the Company and the Arranger and Administrative Agent dated May 6, 2004.

(b) Commitment Fee. The Company shall pay to the Administrative Agent, for the account of the Banks in accordance with their respective Pro Rata Shares, a commitment fee (the “Commitment Fee”) at a per annum rate equal to the Commitment Fee Rate multiplied by the actual daily amount by which the combined Commitments exceed the sum of the aggregate principal Dollar Equivalent Amount of all Revolving Loans plus the Effective Amount of all L/C Obligations. The Commitment Fee shall accrue from the Closing Date until the Credit Termination Date, including at any time during which one or more conditions in Article V are not met. The Commitment Fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on June 30, 2004, and on the Credit Termination Date; provided that, in connection with any reduction or termination of Commitments pursuant to Section 2.07, the accrued Commitment Fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with, in the case of a reduction, the following quarterly payment being calculated on the basis of the period from such reduction date to such quarterly payment date.

(c) Upfront Fees. The Company shall pay to the Administrative Agent for the account of each Bank a participation fee in the amount previously agreed among the Company, the Administrative Agent and such Bank.

2.13 Computation of Interest and Fees.

(a) All computations of interest on Swing Line Loans and Base Rate Loans when the Base Rate is computed by reference to Bank of America’s “prime rate,” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest on Offshore Rate Loans and of fees shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest and fees being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b) Each determination of an interest rate or a Dollar Equivalent amount by the Administrative Agent shall be rebuttably presumptive evidence thereof in the absence of manifest error. The Administrative Agent will, at the request of the Company or any Bank, promptly deliver to the Company or such Bank, as the case may be, a statement showing the quotations used by the Administrative Agent in determining any interest rate or Dollar Equivalent amount.

2.14 Payments by the Company.

(a) All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Administrative Agent for the account of the Banks at the Payment Office, and, with respect to principal of, interest on, and any other amounts relating to, any Offshore Currency Loan, shall be made in the Offshore Currency in which such Loan is denominated or payable, and, with respect to all other amounts payable hereunder, shall be made in Dollars. Such payments shall be made in Same Day Funds, and (i) in the case of Offshore Currency payments, no later than such time on the dates specified herein as may be determined by the Administrative Agent to be necessary for such payment to be credited on such date in accordance with normal banking procedures in the place of payment, (ii) in the case of any payment with respect to Swing Line Loans, no later than 1:00 pm on the date specified herein, and (iii) in the case of any other Dollar payment, no later than 12:00 noon on the date specified herein. The Administrative Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such principal, interest, fees or other amounts, in like funds as received. Any payment which is received by the Administrative Agent later than 12:00 noon, or later than the time specified by the Administrative Agent as provided in clause (i) above (in the case of Offshore Currency payments), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b) Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) Unless the Administrative Agent receives notice from the Company prior to the date on which any payment is due to the Banks that the Company will not make such payment in full as and when required, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date in Same Day Funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company has not made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate or, in the case of a payment in an Offshore Currency, the Overnight Rate, for each day from the date such amount is distributed to such Bank until the date repaid.

2.15 Payments by the Banks to the Administrative Agent.

(a) Unless the Administrative Agent receives notice from a Bank on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Bank will not make available as and when required hereunder to the Administrative Agent for the account of the Company the amount of that Bank’s Pro Rata Share of the Borrowing, the Administrative Agent may assume that each Bank has made such amount available to the Administrative Agent in Same Day Funds on the Borrowing Date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Administrative Agent in Same Day Funds and the Administrative Agent in such circumstances has made available to the Company such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Administrative Agent, together with interest at the Federal Funds Rate or, in the case of any Borrowing consisting of Offshore Currency Loans, the Overnight Rate, for each day during such period. A notice of the Administrative Agent submitted to any Bank with respect to amounts owing under this subsection 2.15(a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Administrative Agent shall constitute such Bank’s Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Administrative Agent on the Business Day following the Borrowing Date, the Administrative Agent will notify the Company of such failure to fund and, upon demand by the Administrative Agent, the Company shall pay such amount to the Administrative Agent for the Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans comprising such Borrowing.

(b) The failure of any Bank to make any Revolving Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Revolving Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Revolving Loan to be made by such other Bank on any Borrowing Date.

2.16 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of its Revolving Loans or its participations in L/C Obligations and/or Swing Line Loans any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in excess of its Pro Rata Share (or other share contemplated hereunder) of payments to all Banks on account of all Revolving Loans, L/C Obligations and Swing Line Loans, such Bank shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Banks such participations (or subparticipations) in the Revolving

Loans and the L/C Obligations and/or Swing Line Loans as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank’s ratable share (according to the proportion of (i) the amount of such paying Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a participation (or subparticipation) from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.10) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations (and subparticipations) purchased under this Section 2.16 and will in each case notify the Banks following any such purchases or repayments.

ARTICLE III

THE LETTERS OF CREDIT

3.01 The Letter of Credit Subfacility.

(a) On the terms and conditions set forth herein (i) the Issuing Bank agrees, (A) from time to time on any Business Day, during the period from the Closing Date to the date which is seven days prior to the scheduled Credit Termination Date, to issue Letters of Credit for the account of the Company, and to amend or renew Letters of Credit previously issued by it, in accordance with subsections 3.02(c) and 3.02(d), and (B) to honor drafts under outstanding Letters of Credit; and (ii) the Banks severally agree to participate in Letters of Credit Issued for the account of the Company; provided that the Issuing Bank shall not be obligated to Issue, and no Bank shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the “Issuance Date”) and after giving effect thereto: (A) the Total Outstandings exceed the combined Commitments; (B) the participation of any Bank in the Effective Amount of all L/C Obligations and in all Swing Line Loans plus the outstanding principal amount of the Revolving Loans of such Bank would exceed such Bank’s Commitment; or (C) the Effective Amount of all L/C Obligations would exceed the L/C Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

(b) The Issuing Bank shall be under no obligation to Issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request of directive (whether or not having the force of law) from any Governmental

Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement and which the Issuing Bank in good faith deems material to it and for which the Issuing Bank is not compensated hereunder.

(ii) the Issuing Bank has received written notice from any Bank, the Administrative Agent or the Company, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;

(iii) the expiry date of any requested Letter of Credit is (A) more than two years after the date of Issuance, unless the Required Banks and the Issuing Bank have approved such expiry date in writing, or (B) after the date which is seven days prior to the scheduled Maturity Date;

(iv) any requested Letter of Credit is not in a form reasonably acceptable to the Issuing Bank, or the Issuance of a Letter of Credit shall violate any applicable policies of the Issuing Bank;

(v) such Letter of Credit is in a face amount less than $1,000,000 (or such lesser amount acceptable to the Administrative Agent and the Issuing Bank), or to be denominated in a currency other than an Applicable Currency; or

(vi) a default of any Bank’s obligations to fund under Section 3.03 exists or any Bank is at such time a Defaulting Bank, unless the Issuing Bank has entered into satisfactory arrangements with the Company or such Bank to eliminate the Issuing Bank’s risk with respect to such Bank.

3.02 Issuance, Amendment and Renewal of Letters of Credit.

(a) Each Letter of Credit shall be issued upon the irrevocable written request of the Company received by the Issuing Bank (with a copy sent by the Company to the Administrative Agent) at least three Business Days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of issuance. Each such request for issuance of a Letter of Credit shall be by facsimile or electronic transmission, confirmed immediately in an original writing, in the form of an L/C Application, and shall specify in form and detail satisfactory to the Issuing Bank: (i) the proposed date of issuance of such Letter of Credit (which shall be a Business Day); (ii) the face amount and Applicable Currency of such Letter of Credit; (iii) the expiry date of such Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of such Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Bank may reasonably require.

(b) If Bank of America is not the Issuing Bank, by 12:00 noon on the Business Day next preceding the requested date of issuance of a Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of the L/C Application or L/C Amendment Application from the Company and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice on or before the Business Day immediately preceding the date the Issuing Bank is to issue a requested Letter of Credit from the Administrative Agent (i) directing the Issuing Bank not to issue such Letter of Credit because such issuance is not then permitted under subsection 3.01(a)(ii) as a result of the limitations set forth in clause (A), (B) or (C) thereof or subsection 3.01(b)(ii); or (ii) that one or more conditions specified in Article V are not then satisfied; then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Company in accordance with the Issuing Bank’s usual and customary business practices.

(c) From time to time while a Letter of Credit is outstanding and prior to the Credit Termination Date, the Issuing Bank will, upon the written request of the Company received by the Issuing Bank (with a copy sent by the Company to the Administrative Agent) at least two Business Days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Issuing Bank: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Bank may reasonably require. The Issuing Bank shall be under no obligation to amend any Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(d) The Issuing Bank and the Banks agree that, while a Letter of Credit is outstanding and prior to the Credit Termination Date, at the option of the Company and upon the written request of the Company received by the Issuing Bank (with a copy sent by the Company to the Administrative Agent) at least two Business Days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renewal, the Issuing Bank shall be entitled to authorize the automatic renewal of such Letter of Credit; provided that the Issuing Bank shall not be entitled to authorize such automatic renewal if, at least one Business Day prior to the proposed date of notification of renewal, it shall have received notice from the Administrative Agent (i) directing the Issuing Bank not to renew such Letter of Credit because such renewal is not then permitted under subsection 3.01(a)(ii) as a result of the limitations set forth in clause (A), (B) or (C) thereof or subsection 3.01(b)(ii); or (ii) that one or more conditions specified in Article V are not then satisfied. Each such request for renewal of a Letter of Credit shall be made by facsimile transmission, confirmed immediately in an original writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the Issuing Bank: (I) the Letter of Credit to be renewed; (II) the proposed date of notification of renewal of such Letter of Credit

(which shall be a Business Day); (III) the revised expiry date of such Letter of Credit; and (IV) such other matters as the Issuing Bank may require. The Issuing Bank shall be under no obligation to renew, and no Bank shall be obligated to participate in, any Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to issue or amend, and no Bank would be obligated to participate in, such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of such Letter of Credit. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Issuing Bank that such Letter of Credit shall not be renewed, and if at the time of renewal the Issuing Bank would be required to authorize the automatic renewal of such Letter of Credit in accordance with this subsection 3.02(d) upon the request of the Company but the Issuing Bank shall not have received any L/C Amendment Application from the Company with respect to such renewal or other written direction by the Company with respect thereto, the Issuing Bank shall nonetheless renew such Letter of Credit, and the Company and the Banks hereby authorize such renewal, and, accordingly, the Issuing Bank shall be deemed to have received an L/C Amendment Application from the Company requesting such renewal.

(e) The Issuing Bank may, at its election (or as required by the Administrative Agent at the direction of the Required Banks), deliver any notice of termination or other communication to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than seven days prior to the scheduled Credit Termination Date.

(f) This Agreement shall control in the event of any conflict with any L/C- Related Document (other than any Letter of Credit). In addition, unless the Company and the Issuing Bank shall otherwise expressly agree in writing, any purported grant of (or requirement to grant) a Lien contained in any L/C Related Document shall be ineffective and null and void.

(g) The Issuing Bank will deliver to the Administrative Agent, concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.

(h) Within five Business Days after the end of each month, the Administrative Agent will send to the Company and each Bank a statement reflecting the outstanding Letters of Credit as of the end of such month.

3.03 Risk Participations, Drawings and Reimbursements.

(a) Immediately upon the Issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Bank, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of Section 2.01, each Issuance of a Letter of Credit shall be deemed to utilize the Commitment of each Bank by an amount equal to the amount of such participation for so long as any related L/C Obligations shall be outstanding.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank will promptly notify the Company and the Administrative Agent. If the Company receives notice of a drawing under a Letter of Credit prior to 10:00 a.m. on the Business Day on which such drawing is honored by the Issuing Bank (each such date, an “Honor Date”), the Company shall reimburse the Issuing Bank prior to 12:00 noon on the Honor Date for the amount paid by the Issuing Bank in respect of such drawing. If the Company receives notice of a drawing under a Letter of Credit at or after 10 a.m. on the Honor Date, the Company may make such reimbursement on the immediately following Business Day (and interest on the amount so paid by the Issuing Bank shall accrue for the account of the Issuing Bank from the Honor Date to such immediately following Business Day at a rate per annum equal to the Base Rate (or such other rate as the Company and the Issuing Bank shall agree)). If the Company fails to reimburse the Issuing Bank for the full amount of any drawing under any Letter of Credit by 12:00 noon on the date required pursuant to the two preceding sentences, the Issuing Bank will promptly notify the Administrative Agent and the Administrative Agent will promptly notify each Bank thereof, and the Company shall be deemed to have requested that Base Rate Loans be made by the Banks to be disbursed on such date in payment of the Company’s reimbursement obligations with respect to such Letter of Credit, subject to the amount of the unutilized portion of the Commitments and subject to the conditions set forth in Section 5.02, other than any notice requirement (and without regard to the Minimum Tranche). Any notice given by the Issuing Bank or the Administrative Agent pursuant to this subsection 3.03(b) may be oral if immediately confirmed in writing (including by facsimile transmission); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each Bank shall upon any notice pursuant to subsection 3.03(b) make available to the Administrative Agent for the account of the Issuing Bank an amount in immediately available funds equal to its Pro Rata Share of the amount of the drawing, whereupon the participating Banks shall (subject to subsection 3.03(d)) each be deemed to have made a Base Rate Loan to the Company in that amount. If any Bank so notified fails to make available to the Administrative Agent for the account of the Issuing Bank the amount of such Bank’s Pro Rata Share of such amount by no later than 2:00 p.m. on the applicable date, then interest shall accrue on such Bank’s obligation to make such payment, from such date to the date such Bank makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. The Administrative Agent will promptly give notice of the occurrence of each Honor Date, but failure of the Administrative Agent to give any such notice on an Honor Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligations under this Section 3.03.

(d) With respect to any unreimbursed drawing that is not converted into Base Rate Loans to the Company in whole or in part as contemplated by subsection 3.03(b), because of the Company’s failure to satisfy the conditions set forth in Section 5.02 other than any notice requirements or for any other reason, the Company shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus 2% per annum, and each Bank’s payment to the Issuing Bank pursuant to subsection 3.03(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Bank in satisfaction of its participation obligation under this Section 3.03.

(e) Each Bank’s obligation to make Base Rate Loans or L/C Advances as contemplated by this Section 3.03 as a result of a drawing under a Letter of Credit shall be absolute and unconditional and without recourse to the Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Issuing Bank, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that each Bank’s obligation to make Base Rate Loans (but not L/C Advances) under this Section 3.03 is subject to the conditions set forth in Section 5.02.

3.04 Repayment of Participations.

(a) Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Bank of immediately available funds from the Company (i) in reimbursement of any payment made by the Issuing Bank under the Letter of Credit with respect to which any Bank has paid the Administrative Agent for the account of the Issuing Bank for such Bank’s participation in the Letter of Credit pursuant to Section 3.03 or (ii) in payment of interest thereon, the Administrative Agent will pay to each Bank, in the same funds as those received by the Administrative Agent for the account of the Issuing Bank, the amount of such Bank’s Pro Rata Share of such funds, and the Issuing Bank shall receive the amount of the Pro Rata Share of such funds of any Bank that did not so pay the Administrative Agent for the account of the Issuing Bank.

(b) If the Administrative Agent or the Issuing Bank is required at any time to return to the Company, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Company to the Administrative Agent for the account of the Issuing Bank pursuant to subsection 3.04(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Bank shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent or the Issuing Bank the amount of its Pro Rata Share of all amounts so returned by the Administrative Agent or the Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Administrative Agent or the Issuing Bank, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

3.05 Role of the Issuing Bank.

(a) Each Bank and the Company agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or the authority of the Person executing or delivering any such document.

(b) No Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Bank shall be liable to any Bank for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Banks (including the Required Banks, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

(c) The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Bank, shall be liable or responsible for any of the matters described in clauses (a) through (g) of Section 3.06; provided that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company to the extent such damages are determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the Issuing Bank’s willful misconduct or gross negligence or the Issuing Bank’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.06 Obligations Absolute. The obligations of the Company under this Agreement and any L/C-Related Document to reimburse the Issuing Bank for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Base Rate Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

(a) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

(c) the existence of any claim, set-off, defense or other right that the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

(d) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(e) any payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

(f) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Company in respect of any Letter of Credit; or

(g) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

3.07 Letter of Credit Fees.

(a) The Company shall pay to the Administrative Agent, for the account of the Banks in accordance with their respective Pro Rata Shares, a letter of credit fee, in Dollars, with respect to the Letters of Credit equal to the L/C Fee Rate times the average daily maximum Dollar Equivalent amount available to be drawn on the outstanding Letters of Credit, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter as calculated by the Administrative Agent. Such letter of credit fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the Maturity Date (or such later date upon which all Letters of Credit have terminated), with the final payment to be made on the Maturity Date (or such later termination date).

(b) The Company shall pay to the Issuing Bank a letter of credit fronting fee, in Dollars, for each Letter of Credit Issued by the Issuing Bank at the times and in the amounts agreed to from time to time between the Company and the Issuing Bank.

(c) The Company shall pay to the Issuing Bank from time to time on demand the Issuing Bank’s normal issuance, presentation, amendment negotiation, and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect.

3.08 Applicability of ISP98. Unless otherwise expressly agreed by the Issuing Bank and the Company when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

ARTICLE IV

TAXES, YIELD PROTECTION AND ILLEGALITY

4.01 Taxes.

(a) Any and all payments by the Company to each Bank or the Administrative Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.

(b) If the Company shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Bank or the Administrative Agent, then:

(i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 4.01), such Bank or the Administrative Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

(ii) the Company shall make such deductions and withholdings;

(iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv) the Company shall also pay to each Bank or the Administrative Agent for the account of such Bank, at the time interest is paid, Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield such Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

(c) The Company agrees to indemnify and hold harmless each Bank and the Administrative Agent for the full amount of (i) Taxes, (ii) Other Taxes, and (iii) Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield such Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this subsection (c) shall be made within 30 days after the date the applicable Bank or the Administrative Agent makes written demand therefor.

(d) Within 30 days after the date of any payment by the Company of Taxes, Other Taxes or Further Taxes, the Company shall furnish to each Bank or the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Bank or the Administrative Agent.

(e) If the Company is required to pay any amount to any Bank or the Administrative Agent pursuant to subsection 4.01(b) or (c), then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the [sole] judgment of such Bank is not otherwise disadvantageous to such Bank.

4.02 Illegality.

(a) (a) If any Bank determines that the introduction after the date hereof of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make Offshore Rate Loans (including Offshore Rate Loans in any Applicable Currency), then, on notice thereof by such Bank to the Company through the Administrative Agent, any obligation of that Bank to make Offshore Rate Loans shall be suspended until such Bank notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist, at which time such Bank shall notify the Administrative Agent and the Company and such Bank’s obligation to make Offshore Rate Loans shall be reinstated.

(b) If a Bank determines that it is unlawful to maintain any Offshore Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Bank (with a copy to the Administrative Agent), prepay in full such Offshore Rate Loans of such Bank then outstanding, together with interest accrued thereon and amounts required under Section 4.04 either on the last day of the Interest Period thereof, if such Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if such Bank may not lawfully continue to maintain such Offshore Rate Loan. If the Company is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Company shall (without regard whether the conditions specified in Section 5.02 have been satisfied) borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan.

(c) Before giving any notice to the Administrative Agent under this Section 4.02, the affected Bank shall designate a different Lending Office with respect to its Offshore Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Bank, be illegal or otherwise disadvantageous to such Bank.

4.03 Increased Costs and Reduction of Return.

(a) If any Bank determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate) in the interpretation of any law or regulation after the date of this Agreement or (ii) the compliance by that Bank with any guideline or request from any central Bank or other Governmental Authority (whether or not having the force of law) after the date of this Agreement, there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loans or participating in Letters of Credit, or, in the case of the Issuing Bank, any increase in the cost to the Issuing Bank of agreeing to issue, issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then the Company shall be liable for, and shall from time to time, within 10 days after demand in compliance with Section 4.07 (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

(b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central Bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Bank (or its Lending Office) or any corporation controlling such Bank with any Capital Adequacy Regulation, in any such case, after the date of this Agreement affects or would affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank and (taking into consideration such Bank’s or such corporation’s policies with respect to capital adequacy and such Bank’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, within 10 days after demand in compliance with Section 4.07 of such Bank to the Company through the Administrative Agent, the Company shall pay to such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank for such increase.

4.04 Funding Losses. The Company shall reimburse each Bank and hold each Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of:

(a) the failure of the Company to make on a timely basis any payment of principal of any Offshore Rate Loan;

(b) the failure of the Company to borrow, continue or convert a Revolving Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation except as set forth in subsection 2.05(b) or (c);

(c) the failure of the Company to make any prepayment of any Loan in accordance with any notice delivered under Section 2.08;

(d) the prepayment (including pursuant to Section 2.08 or 2.09) or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period; or

(e) the automatic conversion under Section 2.04 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any foreign exchange loss or any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained or from charges relating to any Offshore Currency Loans. For purposes of calculating amounts payable by the Company to the Banks under this Section 4.04 and under subsection 4.03(a), each Offshore Rate Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

4.05 Inability to Determine Rates. If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate applicable pursuant to subsection 2.11(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Banks of funding such Loan, the Administrative Agent will promptly so notify the Company and each Bank. Thereafter, the obligation of the Banks to make or maintain Offshore Rate Loans hereunder shall be suspended until the Administrative Agent upon the instruction of the Required Banks revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Banks shall make, convert or continue the Revolving Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans. In the case of any Offshore Currency Loans, the Borrowing or continuation shall be in an aggregate amount equal to the Dollar Equivalent amount of the originally requested Borrowing or continuation in the Offshore Currency, and to that end any outstanding Offshore Currency Loans which are the subject of any continuation shall be redenominated and converted into Base Rate Loans in Dollars with effect from the last day of the Interest Period with respect to any such Offshore Currency Loans.

4.06 Reserves on Offshore Rate Loans. The Company shall pay to each Bank, in respect of any Offshore Currency Loans, additional costs arising under any applicable regulations of the central bank or other relevant Governmental Authority on the unpaid principal amount of each Offshore Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Bank (as determined by such Bank in good faith, which determination shall be conclusive), payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 15 days’ prior written notice (with a copy to the Administrative Agent) of such additional interest from such Bank. If a Bank fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice.

4.07 Certificates of Banks. Any Bank or Participant claiming reimbursement or compensation under this Article IV shall deliver to the Company (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the basis for, and a calculation of, the amount payable to such Bank or Participant hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error. In determining such amount, the Administrative Agent or such Bank or Participant may use any reasonable averaging and attribution methods. Notwithstanding anything to the contrary contained in this Agreement, no amounts shall be payable by the Company pursuant to Section 4.03, 4.04 or 4.06 with respect to any period commencing more than 180 days before the delivery of the certificate contemplated by this Section 4.07 unless such amounts are claimed as a result of the retroactive effect of any newly enacted or adopted law, rule or regulation and such certificate is delivered within 180 days after such enactment or adoption.

4.08 Substitution of Banks. Upon the receipt by the Company from any Bank (an “Affected Bank”) of a claim for compensation under Section 4.01 or 4.03 or a notice of the type described in Section 4.02, the Company may: (i) request one or more of the other Banks to acquire and assume all or part of such Affected Bank’s Loans, Commitment and participations in Letters of Credit; and/or (ii) designate a replacement bank or financial institution satisfactory to the Company to acquire and assume all or a ratable part of all of such Affected Bank’s Loans, Commitment and participations in Letters of Credit (a “Replacement Bank”). Any such designation of a Replacement Bank under clause (ii) shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), and any such substitution shall in any event be effective upon satisfaction of the conditions set forth in Section 11.08.

4.09 Survival. The agreements and obligations of the Company in this Article IV shall survive the payment of all other Obligations.

ARTICLE V

CONDITIONS PRECEDENT

5.01 Conditions of Initial Credit Extensions. The obligation of each Bank to make its initial Credit Extension is subject to the condition that the Administrative Agent shall have received on or before the date of the initial Credit Extension (which, in any event, shall be on or before June 25, 2004) all of the following, in form and substance reasonably satisfactory to the Administrative Agent, and in sufficient copies for each Bank.

(a) Credit Agreement and Notes. This Agreement and the Notes, if any, executed by each party thereto.

(b) Resolutions; Incumbency. A certificate of the Secretary or an Assistant Secretary of the Company and each Guarantor certifying (i) resolutions of the board of directors or equivalent governing body of such entity authorizing the execution and delivery by such entity of the Loan Documents to which it is a party; and (ii) the names and true signatures of the officers of such entity authorized to execute and deliver the Loan Documents to which such entity is a party.

(c) Organization Documents; Good Standing. The Organization Documents of the Company and each Guarantor as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company and each Guarantor as of such date; and a good standing certificate (or the equivalent) as of a recent date for Company and each Guarantor from the Secretary of State (or comparable officer) of the jurisdiction of its organization.

(d) Guaranty. A counterpart of the Guaranty signed by sufficient Subsidiaries to satisfy the requirements of Section 7.13.

(e) Legal Opinions. An opinion of each of (i) Foley & Lardner LLP, counsel to the Loan Parties, substantially in the form of Exhibit D-1, and (ii) Patty Hanz, Esq., associate general counsel of the Company, substantially in the form of Exhibit D-2, addressed to the Administrative Agent and the Banks.

(f) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees to the extent due and payable on the Closing Date.

(g) Certificate. A certificate signed by a Responsible Officer on behalf of the Company, dated as of the Closing Date, stating that:

(i) the representations and warranties contained in Article VI are true and correct on and as of such date, as though made on and as of such date;

(ii) no Default or Event of Default exists or would result after giving effect to the initial Credit Extension; and

(iii) no event or circumstance has occurred since June 27, 2003 that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(h) Existing Credit Agreement. Evidence that all amounts (other than contingent indemnification obligations) payable by the Company under the Existing Credit Agreement have been, or concurrently with the initial Credit Extension will be, paid in full.

(i) Compliance Certificate. A Compliance Certificate (with calculations of covenants as of March 28, 2004).

(j) Other Documents. Such other approvals, opinions, documents or materials as the Administrative Agent or any Bank may reasonably request.

5.02 Conditions to All Credit Extensions. The obligation of each Bank to make any Loan to be made by it (including its initial Loan), and the obligation of the Issuing Bank to issue, and of each Bank to participate in, any Letter of Credit, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Issuance Date:

(a) Notice of Borrowing or Issuance. In the case of a Revolving Loan, the Administrative Agent shall have received a Notice of Borrowing; in the case of a Swing Line Loan, the Swing Line Bank shall have received a Swing Line Loan Notice; and in the case of the issuance of a Letter of Credit, the Administrative Agent and the Issuing Bank shall have received an L/C Application or L/C Amendment Application, as required under Section 3.02.

(b) Continuation of Representations and Warranties. The representations and warranties in Article VI (other than (i) subsection 6.10(b) and (ii) solely in the case of any Loan the proceeds of which are to be used to repay maturing commercial paper of the Company, Section 6.05) shall be true and correct on and as of such Borrowing Date or Issuance Date with the same effect as if made on and as of such Borrowing Date or Issuance Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).

(c) No Existing Default. No Default or Event of Default shall exist or shall result after giving effect to such Borrowing or Issuance.

Each Notice of Borrowing, and each L/C Application and, if requesting a Credit Extension, L/C Amendment Application, submitted by the Company hereunder shall constitute a representation and warranty by the Company that, as of the date of each such notice and as of each Borrowing Date or Issuance Date, the conditions in subsections 5.02(a), (b) and (c) are satisfied.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Administrative Agent and each Bank that:

6.01 Existence and Power. The Company and each of its Specified Subsidiaries:

(a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(b) has the power and authority and all governmental licenses, authorizations, consents and approvals (i) to own its assets, carry on its business and (ii) in the case of the Company, to execute, deliver, and perform its obligations under the Loan Documents to which it is a party;

(c) is duly qualified as a foreign entity and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(d) is in compliance in all material respects with all Requirements of Law;

except, in the case of clauses (b)(i), (c) and (d), where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party have been duly authorized by all necessary organizational action, and do not and will not:

(a) contravene the terms of the Organization Documents of such Loan Party;

(b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which the Company or any of its Subsidiaries is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or any of its Subsidiaries or its property is subject; or

(c) violate any Requirement of Law applicable to the Company or any of its Subsidiaries.

6.03 Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or material notice to, or material filing with, any Governmental Authority is necessary or required to be made by the Company or any Guarantor in connection with the execution, delivery or performance by, or enforcement against, the Company or any Guarantor of any Loan Document to which it is a party (other than customary post-closing filings with the SEC).

6.04 Binding Effect. Each Loan Document to which any Loan Party is a party constitutes the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

6.05 Litigation. To the best of the Company’s knowledge, no litigation (including derivative actions), arbitration proceedings or governmental or regulatory proceedings are pending or threatened against the Company or any of its Subsidiaries that would, if adversely determined, be reasonably likely to have a Material Adverse Effect, except as set forth in Schedule 6.05. Other than any liability incident to such litigation or proceedings, the Company does not have any material contingent liabilities not provided for or disclosed in the financial statements referred to in subsection 6.10(a) which could reasonably be expected to have a Material Adverse Effect.

6.06 ERISA Compliance. Except as specifically disclosed in Schedule 6.06:

(a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any material Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in any material liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

6.07 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 7.12. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

6.08 Title to Properties. The Company and each Specified Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the property of the Company and its Specified Subsidiaries is subject to no Liens, other than Permitted Liens.

6.09 Taxes. The Company and its Subsidiaries have filed all Federal income and other material tax returns and reports required to be filed, and have paid all Federal income and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

6.10 Financial Condition.

(a) The (i) audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended June 27, 2003 and (ii) unaudited consolidated financial statements of the Company and its Subsidiaries for the fiscal quarter ended March 28, 2004, in each case together with the related consolidated statements of income or operations, shareholders’ equity and cash flows for the period ended on such date, (x) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and, in the case of the unaudited quarterly financial statements, except for the absence of footnotes and subject to audit and normal year-end adjustments; and (y) fairly present the financial condition of the Company and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b) Since June 27, 2003, there has been no Material Adverse Effect.

6.11 Environmental Matters. The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that, except as specifically disclosed in Schedule 6.11, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.12 Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary, is an “Investment Company” within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

6.13 Copyrights, Patents, Trademarks and Licenses, etc. The Company or its Specified Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without known conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Specified Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 6.13, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

6.14 Subsidiaries. As of the date of this Agreement, the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.14. The Company has no Material Subsidiaries or Specified Subsidiaries other than those specifically disclosed in part (b) of Schedule 6.14 or as disclosed pursuant to subsection 7.02(d) (including their jurisdictions of organization). As of the date of this Agreement, the Company has no equity investments in any other corporation or entity other than those specifically disclosed in part (c) of Schedule 6.14.

6.15 Insurance. The properties of the Company and its Specified Subsidiaries are insured in all material respects in accordance with Section 7.06.

6.16 Full Disclosure. None of the representations or warranties made by the Company in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents (including statements concerning the Company and its Subsidiaries in the offering and disclosure materials delivered by or on behalf of the Company to the Banks prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered (it being understood that any projections and forecasts provided by the Company or any Subsidiary are based on good faith estimates and assumptions believed by the Company or such Subsidiary to be reasonable as of the date of the applicable projections or forecasts and that actual results during the periods covered by any such projections and forecasts may differ from projected or forecasted results).

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid, unless the Required Banks waive compliance in writing:

7.01 Financial Statements. The Company shall deliver to the Administrative Agent (which shall promptly make available to each Bank):

(a) as soon as available (but not later than 10 days after the date normally required to be filed with the SEC) after the end of each fiscal year (commencing with fiscal year ending June 27, 2004), a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Deloitte & Touche LLP or another nationally-recognized independent public accounting firm (“Independent Auditor”) which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a consistent basis. Such opinion shall not be qualified or limited, in either case, because of a restricted or limited examination by the Independent Auditor of any material portion of the Company’s or any Subsidiary’s records; and

(b) as soon as available (but not later than five days after the date normally required to be filed with the SEC) after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending September 26, 2004), a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders’ equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments and the absence of notes thereto), the financial position and the results of operations of the Company and the Subsidiaries.

7.02 Certificates; Other Information. The Company shall furnish to the Administrative Agent (which shall promptly make available to each Bank):

(a) concurrently with the delivery of the financial statements referred to in subsection 7.01(a), a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default with respect to Sections 8.01, 8.05, 8.07, 8.10, 8.11, 8.12, 8.13 and 8.14, except as specified in such certificate;

(b) concurrently with the delivery of the financial statements referred to in subsections 7.01(a) and (b), a Compliance Certificate executed by a Responsible Officer;

(c) promptly, but not later than five days after the date of filing with the SEC, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10-K, 10-Q (in each case excluding exhibits and schedules thereto unless requested by the Administrative Agent or a Bank) and 8-K) that the Company or any Subsidiary may make to, or file with, the SEC;

(d) promptly after the creation or acquisition of any Material Subsidiary, the name of such Material Subsidiary, a description of its business, its net worth and the value of its assets; and

(e) promptly, such additional information regarding the business, financial or organizational affairs of the Company or any Subsidiary as the Administrative Agent, at the request of any Bank, may from time to time request.

Documents required to be delivered pursuant to Section 7.01 or subsection 7.02(a), (b) or (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which the Banks and the Administrative Agent have access (whether a commercial, third-party website or sponsored by the Administrative Agent); provided that: (i) the Company shall promptly deliver paper copies of any such documents specifically requested by the Administrative Agent (and the Administrative Agent shall forward paper copies thereof to any Bank upon request) and (ii) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent (which shall notify each Bank) of the posting of any such document and, promptly upon request by the Administrative Agent, provide to the Administrative Agent by electronic mail an electronic version (i.e., a soft copy) of any such document specifically requested by the Administrative Agent. Notwithstanding anything contained herein, in every instance the Company shall be required to provide a paper copy of each Compliance Certificate required by subsection 7.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.03 Notices. The Company shall promptly notify the Administrative Agent (which shall promptly notify each Bank):

(a) upon any Responsible Officer becoming aware of the occurrence of any Default or Event of Default;

(b) upon any Responsible Officer becoming aware of any matter (including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Specified Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Specified Subsidiary, including pursuant to any applicable Environmental Laws) that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) upon any Responsible Officer becoming aware of the occurrence of any ERISA Event (but in no event more than 10 days after such ERISA Event), and deliver to the Administrative Agent and each Bank a copy of any notice with respect to such ERISA Event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such ERISA Event; and

(d) promptly after the president, chief financial officer, chief executive officer, treasurer or general counsel of the Company obtains knowledge thereof, notice of any change in the S&P Rating or the Moody’s Rating.

Each notice under this Section 7.03 shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 7.03(a) shall describe the provisions of this Agreement or other Loan Document that have been breached or violated.

7.04 Preservation of Existence, Etc. The Company shall, and shall cause each Specified Subsidiary to:

(a) preserve and maintain in full force and effect its existence and good standing under the laws of its state or jurisdiction of organization except as otherwise permitted by this Agreement;

(b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 8.03 and sales of assets permitted by Section 8.02 and except for any of the foregoing the expiration or termination of which could not reasonably be expected to have a Material Adverse Effect;

(c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

(d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.05 Maintenance of Property. The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its material property which is used in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to so maintain or preserve could not reasonably be expected to have a Material Adverse Effect.

7.06 Insurance. The Company shall maintain, and shall cause each Specified Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided that the Company and its Specified Subsidiaries may self-insure against such risks and in such amounts as is usually self-insured by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company and its Specified Subsidiaries operate.

7.07 Payment of Taxes. The Company shall, and shall cause each Specified Subsidiary to, pay and discharge as the same shall become due and payable, all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Specified Subsidiary.

7.08 Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to so comply could not reasonably be expected to cause a Material Adverse Effect.

7.09 Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

7.10 Inspection of Property and Books and Records. The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries sufficient to prepare financial statements in conformity with GAAP, or applicable accounting procedures related to Foreign Subsidiaries, consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Specified Subsidiary to permit, representatives and independent contractors of the Administrative Agent and representatives of any Bank to visit and inspect any of their respective properties, to examine their respective organizational, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and, in the presence of the Company if the Company shall so request, independent public accountants, all at the expense of such Bank or, if applicable, the Administrative Agent (or at the expense of the Company if (a) an Event of Default exists or (b) in the case of the Administrative Agent, the Required Banks have requested such visit, inspection, examination, copying or discussion) and at such reasonable times during normal business hours, upon reasonable advance notice to the Company and on only one occasion during any fiscal year; provided that when an Event of Default exists, the Administrative Agent or any Bank may do any of the foregoing at the expense of the Company at any time during normal business hours, as often as may be reasonably desired and without advance notice.

7.11 Environmental Laws. The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws, except where the failure to do so or to so comply could not reasonably be expected to have a Material Adverse Effect.

7.12 Use of Proceeds. The Company shall (a) use the proceeds of the Loans for (i) working capital, capital expenditures, commercial paper back-up and other lawful corporate purposes and (ii) to repay and refinance outstanding indebtedness of the Company under the Existing Credit Agreement and (b) not permit Margin Stock to constitute 25% or more of the value of the assets of the Company and its Subsidiaries which are subject to any limitation on sale or pledge, or any similar restriction, hereunder.

7.13 Guaranty. The Company shall cause each Domestic Subsidiary that is a Material Subsidiary to at all times guaranty the Obligations pursuant to the Guaranty; without limiting the foregoing, promptly upon the creation or acquisition of any Domestic Subsidiary that is a Material Subsidiary, or any Domestic Subsidiary becoming a Material Subsidiary as a result of a change in its assets or revenues compared to the assets or revenues of the Company and its Domestic Subsidiaries as a whole, cause such Material Subsidiary to execute and deliver to the Administrative Agent a counterpart of the Guaranty, together with such other documents as the Administrative Agent may reasonably request (including documents of the types described in subsections 5.01(b), (c) and (d)).

ARTICLE VIII

NEGATIVE AND FINANCIAL COVENANTS

So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid, unless the Required Banks waive compliance in writing:

8.01 Limitation on Liens. The Company shall not, and shall not permit any Specified Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on property of the Company or any Specified Subsidiary on the Closing Date and set forth in Schedule 8.01 securing Indebtedness outstanding on such date;

(b) any Lien created under any Loan Document;

(c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.07; provided that no notice of lien has been filed or recorded under the Code;

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent for more than 90 days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f) Liens on the property of the Company or any Specified Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business and treating as non-delinquent any delinquency which is being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(g) Liens consisting of judgment or judicial attachment liens with respect to judgments that do not constitute an Event of Default and in the aggregate do not exceed $10,000,000;

(h) easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Specified Subsidiaries;

(i) Liens on assets of any Specified Subsidiary which becomes a Subsidiary after the date of this Agreement; provided that such Liens existed at the time such Person became a Subsidiary and were not created in anticipation thereof;

(j) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Specified Subsidiary to provide collateral to the depository institution;

(k) Liens securing reimbursement obligations incurred in the ordinary course of business for letters of credit, which Liens encumber only goods, or documents of title covering goods, which are purchased in transactions for which such letters of credit are issued;

(l) Liens securing obligations in respect of Capital Leases or operating leases (including leases giving rise to Synthetic Lease Obligations) on assets subject to such leases, provided that, in the case of Capital Leases and leases giving rise to Synthetic Lease Obligations, such leases are otherwise permitted hereunder;

(m) any Lien on property existing at the time of acquisition of such property by the Company or a Specified Subsidiary, or Liens to secure the payment of all or part of the purchase price of property upon the acquisition of property by the Company or a Specified Subsidiary or to secure any Indebtedness incurred or guaranteed prior to, at the time of, or within 90 days after, the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Liens to secure any Indebtedness incurred or guaranteed for the purpose of financing the cost to the Company or a Specified Subsidiary of improvements to such acquired property; provided, in each case, that (i) no such Lien shall at any time encumber any property other than the property financed by such Indebtedness and the proceeds thereof and (ii) the Indebtedness secured thereby shall not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(n) any extension, renewal or substitution of or for any of the foregoing Liens; provided that (i) the Indebtedness or other obligation or liability secured by the applicable Lien shall not exceed the Indebtedness or other obligation or liability existing immediately prior to such extension, renewal or substitution and (ii) the Lien securing such Indebtedness or other obligation or liability shall be limited to the property which, immediately prior to such extension, renewal or substitution, secured such Indebtedness or other obligation or liability;

(o) Liens arising in connection with Securitization Transactions to the extent permitted hereunder; and

(p) other Liens (in addition to those described above) securing Indebtedness or other obligations not at any time exceeding an amount equal to $35,000,000.

8.02 Disposition of Assets. The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (collectively, a “Disposition”) (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse, and the sale of the stock or other equity interests of any Subsidiary) or enter into any agreement to do any of the foregoing, except:

(a) Dispositions of inventory, or used, worn-out, obsolete or surplus equipment and other assets, all in the ordinary course of business;

(b) Dispositions of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

(c) Dispositions of assets received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(d) Dispositions of assets between and among the Company and its Wholly-Owned Subsidiaries and the Disposition of assets from any other Subsidiary to the Company or a Wholly-Owned Subsidiary of the Company; provided that at the time of any such Disposition, no Default or Event of Default shall exist or shall result after giving effect to such Disposition;

(e) Dispositions of accounts receivable, lease receivables and other rights to payment, and assets related thereto, in connection with Securitization Transactions;

(f) grants of non-exclusive licenses in intellectual property; and

(g) Dispositions not otherwise permitted hereunder which are made for fair market value; provided that (i) at the time of any such Disposition, no Default or Event of Default shall exist or shall result after giving effect to such Disposition and (ii) the aggregate consideration for all assets sold or otherwise disposed of by the Company and its Subsidiaries, together, shall not exceed (x) in any fiscal year 15% of Consolidated Total Assets as of the beginning of such fiscal year or (y) during the term of this Agreement, 35% of Consolidated Total Assets as of the fiscal quarter most recently ended prior to the Closing Date.

8.03 Consolidations and Mergers. The Company shall not, and shall not permit any Specified Subsidiary to, merge with or consolidate into any Person, except:

(a) the Company or any Specified Subsidiary may merge with or consolidate into any Person, provided that (i) at the time of such merger or consolidation, no Default or Event of Default shall exist or result after giving effect to the consummation of such merger or consolidation, (ii) if such transaction involves the Company, the Company shall be the continuing or surviving corporation, (iii) subject to the last paragraph of this Section 8.03, if such transaction involves a Wholly-Owned Subsidiary (and does not involve the Company), a Wholly-Owned Subsidiary shall be the continuing or surviving Person and (iv) subject to the last paragraph of this Section 8.03, if such transaction involves a Specified Subsidiary (and does not involve the Company or a Wholly-Owned Subsidiary), a Specified Subsidiary shall be the continuing or surviving Person;

(b) any Specified Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or another Wholly-Owned Subsidiary or as otherwise permitted by Section 8.02.

In addition, any Disposition which would be permitted by Section 8.02 may also be accomplished via a merger or consolidation of a Specified Subsidiary and such merger or consolidation shall be permitted pursuant to this Section 8.03.

8.04 Hostile Acquisitions; Foreign Investments. The Company shall not, and shall not permit any Subsidiary to, (a) make any Acquisition of any Person that has not been approved by the board of directors or similar governing body of such Person; (b) not commit, or otherwise make take steps, to make any Acquisition of any Person if the board of directors or similar governing body of such Person has announced that it will, or commenced litigation to, oppose such acquisition; or (c) except for extensions of credit arising from the sale of goods or services in the ordinary course of business consistent with past practice and securities received in connection with the bankruptcy or reorganization of suppliers and customers, (i) purchase or acquire, or make any commitment therefor, any capital stock, equity interest or any similar obligations or other securities of, or any interest in, any Person (including any Subsidiary)

organized under the laws of any jurisdiction other than, or which is conducting substantially all of its business outside of, the United States or any state thereof (each a “Foreign Person”) or (ii) make or commit to make any advance, loan, extension of credit or capital contribution to, or any other investment in, any Foreign Person, to the extent that the aggregate amount of consideration (excluding any common stock of the Company) paid in connection with purchases and acquisitions described in clause (c)(i) plus the aggregate amount of investments described in clause (c)(ii) exceeds $250,000,000.

8.05 Limitation on Specified Subsidiary Indebtedness. The Company shall not permit any Specified Subsidiary to create, incur, assume, suffer to exist or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except:

(a) Indebtedness consisting of Contingent Obligations permitted pursuant to subsection 8.07(a), (b), (c), (e) or (f);

(b) Indebtedness existing on the Closing Date and set forth on Schedule 8.05;

(c) Indebtedness owed to the Company or another Specified Subsidiary (subject to the limitations in subsection 8.04(b);

(d) Securitization Obligations to the extent permitted by Section 8.10; and

(e) other Indebtedness (in addition to Indebtedness permitted by the other subsections of this Section 8.05) so long as (x) no Default or Event of Default shall have occurred or be continuing both before and after giving effect to the incurrence of any such Indebtedness and (y) the aggregate outstanding principal amount of such other Indebtedness does not at any time exceed 10% of Consolidated Net Worth as of the last day of the most recently ended fiscal quarter.

8.06 Transactions with Affiliates. The Company shall not, and shall not permit any Specified Subsidiary to, enter into any transaction with any Affiliate of the Company (other than a Specified Subsidiary), except upon fair and reasonable terms no less favorable to the Company or such Specified Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Company or such Specified Subsidiary.

8.07 Contingent Obligations. The Company shall not, and shall not permit any Specified Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:

(a) endorsements for collection or deposit in the ordinary course of business;

(b) Contingent Obligations of the Company and its Specified Subsidiaries existing as of the Closing Date and listed in Schedule 8.07;

(c) Contingent Obligations with respect to Surety Instruments incurred in the ordinary course of business;

(d) in addition to other Contingent Obligations permitted hereunder, Contingent Obligations which do not exceed $35,000,000 in the aggregate at any one time outstanding;

(e) Guaranty Obligations of the Company or any Specified Subsidiary with respect to any Indebtedness or other obligations of any of its Subsidiaries; and

(f) obligations under the Guaranty.

8.08 ERISA. The Company shall not, and shall not permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably expected to result in liability of the Company in an aggregate amount in excess of $10,000,000; or (b) engage in a transaction that could be reasonably expected to be subject to Section 4069 or 4212(c) of ERISA.

8.09 Limitation on Dividends and Stock Redemptions. At any time that the S&P Rating is lower than BBB- or the Moody’s Rating is lower than Baa3, the Company shall not, nor shall it permit any Subsidiary to, declare or pay any dividends on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding (or any warrant, option or other right in respect thereof), except (i) any Subsidiary may declare and pay dividends to the Company or to a Wholly-Owned Subsidiary; (ii) any Subsidiary may repurchase its capital stock; (iii) the Company may purchase shares of its capital stock pursuant to the requirements of its employee benefit plans; and (iv) the Company may declare and pay other cash dividends and repurchase its outstanding capital stock (or warrants, options or other rights in respect thereof) in an aggregate amount not exceeding in any fiscal year the sum of (x) the Specified Amount (as defined below) plus (y) the excess of the Specified Amount for the immediately prior fiscal year over the aggregate amount of cash dividends paid during the immediately prior fiscal year. For purposes of the foregoing, “Specified Amount” means $50,000,000 plus, if the Company issues common stock as consideration in any Acquisition (a “Share Increase Event”), an amount equal to the product of (A) the number of shares of common stock converted or issued in connection with such Share Increase Event divided by the total number of shares outstanding immediately prior to such Share Increase Event multiplied by (B) the Specified Amount immediately prior to such Share Increase Event (after giving effect to any prior Share Increase Event).

8.10 Off Balance Sheet Transactions. The Company shall not at any time permit the sum of the (a) all Securitization Obligations of the Company and its Specified Subsidiaries, (b) all Synthetic Lease Obligations of the Company and its Specified Subsidiaries and (c) the principal amount of all other obligations in respect of “off-balance sheet” transactions to exceed 15% of Consolidated Total Assets at such time.

8.11 Financial Covenants.

(a) Minimum Interest Coverage Ratio. The Company shall not permit the Interest Coverage Ratio for any Computation Period to be less than 3.00 to 1.0.

(b) Maximum Leverage Ratio. The Company shall not permit the Leverage Ratio as of the last day of any Computation Period to exceed (a) 3.75 to 1.0 for any Computation Period ending on the second or third fiscal quarter of any fiscal year or (b) 3.00 to 1.0 for any Computation Period ending on the first or fourth fiscal quarter of any fiscal year.

(c) Minimum Net Worth. The Company shall not at any time permit Consolidated Net Worth to be less than the sum of (i) $575,000,000 plus (ii) 50% of Consolidated Net Income earned in each full fiscal quarter ending after the Closing Date (with no deduction for a net loss in any such fiscal quarter) plus (iii) the proceeds of any Equity Issuance after the Closing Date (net of the direct costs of such issuance, such as sales and underwriter’s commissions and legal, accounting and investment banking fees).

8.12 Guarantors. The Company shall not permit more than 25% of the consolidated assets of the Company and its Domestic Subsidiaries to be owned by, or more than 25% of the consolidated revenues of the Company and its Domestic Subsidiaries during the most recently ended fiscal quarter to be generated by, Domestic Subsidiaries which are not Guarantors.

8.13 Hedging Agreements. The Company shall not, and shall not permit any Specified Subsidiary to, enter into any Hedging Agreement except for Hedging Agreements which hedge against bona fide business risks relating to interest rates, currency exchange rates or commodity prices (and which are not for speculation).

ARTICLE IX

EVENTS OF DEFAULT

9.01 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. The Company fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document.

(b) Representation or Warranty. Any representation or warranty by the Company or any Specified Subsidiary made or deemed made herein or in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary or any Responsible Officer furnished at any time under this Agreement or any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made.

(c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement (i) contained in Section 8.01 or 8.07 and such failure continues unremedied for five Business Days after a Responsible Officer has knowledge thereof or (ii) contained in subsection 7.03(a), Section 7.12 or in any other provision of Article VIII not referred to above in clause (i).

(d) Other Defaults. The Company fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the date upon which written notice thereof is given to the Company by the Administrative Agent or any Bank.

(e) Cross-Default. The Company or any Specified Subsidiary (i) fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more $30,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation referred to in the preceding clause (i), and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or Contingent Obligation or beneficiary or beneficiaries of such Indebtedness or Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded.

(f) Insolvency; Voluntary Proceedings. The Company or any Specified Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing.

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Specified Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company’s or any Specified Subsidiary’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Specified Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Material Specified Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.

(h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $30,000,000; or (iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000.

(i) Monetary Judgments. One or more final judgments, final orders, decrees or arbitration awards is entered against the Company or any Specified Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $30,000,000 or more (determined after allowance for the application of any insurance proceeds to such judgment or order), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof.

(j) Change of Control. Any Change of Control occurs.

(k) Guarantor Defaults. Any Guarantor fails in any material respect to perform or observe any term, covenant or agreement in the Guaranty; or the Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, with respect to any Guarantor (other than as a result of a transaction permitted hereunder); or any Guarantor contests in any manner the validity or enforceability of the Guaranty or denies that it has any further liability or obligation thereunder; or any event described at subsection (f) or (g) of this Section occurs with respect to any Guarantor.

9.02 Remedies. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Banks,

(a) declare the commitment of each Bank to make Loans and to issue and participate in Letters of Credit and the obligation of the Issuing Bank to issue Letters of Credit to be terminated, whereupon such commitments and obligations shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

(c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

provided that upon the occurrence and during the continuance of any Event of Default specified in subsection 9.01(f) or (g) with respect to the Company, the obligation of each Bank to make Loans and the obligation of any Issuing Bank to issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Bank. In addition, following the occurrence and during the continuance of an Event of Default, so long as any Letter of Credit has not been fully drawn and has not been cancelled or expired by its terms, upon demand by the Administrative Agent or the request of the Required Banks (or automatically upon the occurrence of any Event of Default specified in subsection 9.01 (f) or (g)), the Company shall deliver to the Administrative Agent cash collateral in an amount equal to the aggregate undrawn amount of all Letters of Credit and any fees which may be payable in connection with drawings thereon (it being understood that, in determining such amount, no credit shall be given for any cash collateral to the extent it is required to be shared with any Person other than the Agent and the Banks pursuant to an “equal and ratable” provision in any document). Such funds shall be promptly applied by the Administrative Agent to reimburse the Issuing Bank for drafts drawn from time to time under the Letters of Credit. Such funds, if any, remaining following the payment of all Obligations in full in cash and the termination or cancellation of all Letters of Credit or the earlier termination of all Events of Default shall, unless the Administrative Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to the Company.

9.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.01 Appointment and Authorization of Administrative Agent.

(a) Each Bank hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Bank or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “administrative agent” in this Agreement and the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Issuing Bank shall act on behalf of the Banks with respect to any Letter of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article X and in the definition of “Agent-Related Person” included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Bank.

10.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

10.03 Liability of Administrative Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (ii) be responsible in any manner to any Bank or Participant for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates.

10.04 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks (or such greater number of Banks as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

(b) For purposes of determining compliance with the conditions specified in Section 5.01, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received notice from such Bank prior to the proposed Closing Date specifying its objection thereto.

10.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Banks, unless the Administrative Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Banks of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Banks in accordance with Article IX; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

10.06 Credit Decision; Disclosure of Information by Administrative Agent. Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Bank represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable Bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent-Related Persons.

10.07 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities; provided that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified

Liabilities to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct; provided that no action taken in accordance with the directions of the Required Banks shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Bank shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section 10.07 shall survive termination of the Commitments, the payment of all other Obligations and the resignation or replacement of the Administrative Agent.

10.08 Administrative Agent in Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though Bank of America were not the Administrative Agent, the Issuing Bank or the Swing Line Bank hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Bank and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Bank” and “Banks” include Bank of America in its individual capacity.

10.09 Successor Administrative Agent. The Administrative Agent may, and at the request of the Required Banks shall, resign as Administrative Agent upon 30 days’ notice to the Banks and the Company; provided that any such resignation by Bank of America shall also constitute its resignation as Issuing Bank and Swing Line Bank. If the Administrative Agent resigns under this Agreement, the Required Banks shall appoint from among the Banks a successor administrative agent for the Banks which successor administrative agent shall be approved by the Company at all times other than during the existence of an Event of Default (such approval not to be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Banks and the Company, a successor administrative agent from among the Banks. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, Issuing Bank and Swing Line Bank, and the terms “Administrative Agent,” “Issuing Bank” and “Swing Line Bank” shall mean such successor administrative agent, Letter of Credit issuer and swing line lender, the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring Issuing Bank’s and Swing Line Bank’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Issuing Bank or Swing Line Bank or any other Bank, other than the obligation of the successor Issuing Bank to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Banks appoint a successor administrative agent as provided for above.

10.10 Tax Forms. (a) (i) Each Bank that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Bank”) shall deliver to the Administrative Agent and the Company, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Bank and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Bank by the Company pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Bank by the Company pursuant to this Agreement) or such other evidence satisfactory to the Company and the Administrative Agent that such Foreign Bank is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Bank shall (A) promptly submit to the Administrative Agent and the Company such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Company and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Bank by the Company pursuant to this Agreement, (B) promptly notify the Administrative Agent and the Company of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Bank, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable laws that the Company make any deduction or withholding for taxes from amounts payable to such Foreign Bank.

(ii) Each Foreign Bank, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Bank under any of the Loan Documents (for example, in the case of a typical participation by such Bank), shall deliver to the Administrative Agent and the Company on the date when such Foreign Bank ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the reasonable determination of the Administrative Agent or the Company, (A) two duly signed completed copies of the forms or statements required to be provided by such Bank as set forth above, to establish the portion of any such sums paid or payable with respect to which such Bank acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Bank chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Bank is not acting for its own account with respect to a portion of any such sums payable to such Bank.

(iii) The Company shall not be required to pay any additional amount to any Foreign Bank under Section 4.01 (i) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Bank transmits with an IRS Form W-8IMY pursuant to this subsection 10.10(a) or (ii) if such Bank shall have failed to satisfy the foregoing provisions of this subsection 10.10(a); provided that if such Bank shall have satisfied the requirement of this subsection 10.10(a) on the date such Bank became a Bank or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this subsection 10.10(a) shall relieve the Company of its obligation to pay any amounts pursuant to Section 4.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Bank is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Bank or other Person for the account of which such Bank receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Company is not required to pay additional amounts under this subsection 10.10(a).

(b) Upon the request of the Administrative Agent, each Bank that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent and the Company two duly signed completed copies of IRS Form W-9. If such Bank fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Bank, such Bank shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Banks under this Section shall survive the termination of the combined Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

10.11 Guaranty Matters. The Administrative Agent shall, and the Banks irrevocably authorize the Administrative Agent to, release any Person which is a Guarantor from its obligations under any Guaranty if such Person ceases to be a Specified Subsidiary as a result of a transaction permitted hereunder (including any release upon the request of the Company so long as, after giving effect thereto, no Default or Event of Default exists and the Company has provided written confirmation that it will be in compliance with Section 8.12). Upon request by the Administrative Agent at any time, the Required Banks will confirm in writing the Administrative Agent’s authority to release any Person from its obligations under the Guaranty.

10.12 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or similar proceeding relative to the Company, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Banks and the Administrative Agent under Sections 2.12, 3.07 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or to authorize the Administrative Agent to vote in respect of the claim of any Bank in any such proceeding.

10.13 Other Agents. None of the Banks identified on the cover page or the signature pages of this Agreement or otherwise herein, or in any amendment hereof or other document related hereto, as being a “Co-Documentation Agent” (collectively the “Other Agents”) shall have any right, power, obligation, liability, responsibility or duty under this Agreement in such capacity other than those applicable to all Banks. Without limiting the foregoing, none of the Banks or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder. Each Bank acknowledges that it has not relied, and will not rely, on any of the Other Agents in deciding to enter into this Agreement or in taking or not taking any action hereunder or pursuant hereto.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company shall be effective unless the same shall be in writing and signed by the Required Banks (or by the Administrative Agent at the written request of the Required Banks) and the Company and acknowledged by the Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (a) no such waiver, amendment, or consent shall, unless in writing and signed by the Company and each Bank affected thereby and acknowledged by the Administrative Agent, (i) increase or extend any Commitment (or reinstate any Commitment terminated pursuant to Section 9.02); (ii) postpone or delay any date for any scheduled payment of principal, interest (other than default interest), fees or other amounts due hereunder or under any other Loan Document; or (iii) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to the proviso in clause (c) below) any fee or other amount payable hereunder or under any other Loan Document; (b) no such waiver or amendment shall, unless in writing and signed by all Banks and the Company and acknowledged by the Administrative Agent, (i) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder; (ii) release any Guarantor (other than to the extent permitted by Section 10.11) or (iii) amend this Section 11.01 or Section 2.16, or any provision herein providing for consent or other action by all Banks; and (c) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, the Issuing Bank or the Swing Line Bank in addition to the Required Banks or all the Banks, as the case may be, affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swing Line Bank, respectively, under this Agreement or any other Loan Document; provided that the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

11.02 Notices.

(a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 11.02, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 11.02; or, as directed to the Company or the Administrative Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Administrative Agent.

(b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or X to the Administrative Agent shall not be effective until actually received by the Administrative Agent.

(c) Any agreement of the Administrative Agent and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Administrative Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Administrative Agent and the Banks shall not have any liability to the Company or other Person on account of any action taken or not taken by the Administrative Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Banks of a confirmation which is at variance with the terms understood by the Administrative Agent and the Banks to be contained in the telephonic or facsimile notice.

11.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.04 Costs and Expenses. The Company shall:

(a) whether or not the transactions contemplated hereby are consummated, pay or reimburse the Administrative Agent promptly after demand for all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the development, preparation, execution and delivery of this Agreement and the other Loan Documents and the syndication, sale and/or assignment by Bank of America and the Arranger of the Loans, Commitments and interests of Bank of America (and its affiliates) hereunder, together with any amendment, supplement, waiver or modification to (in each case, whether or not consummated) this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including Attorney Costs incurred by the Administrative Agent with respect thereto; and

(b) pay or reimburse the Administrative Agent, the Arranger and each Bank promptly after demand for all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by them in connection with the exercise, enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of any Default or Event of Default or after acceleration of the Loans (including in connection with any “workout” or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

11.05 Company Indemnification. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify, defend and hold the Administrative Agent -Related Persons, and each Bank and each of its respective officers, directors, employees, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Administrative Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Indemnified Person in any way relating to or arising out of this Agreement or any Loan Document, or the transactions contemplated hereby, or any action taken or omitted by any such Indemnified Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, or related to any Offshore Currency transactions entered into in connection herewith, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that the Company shall have no obligation hereunder to any Indemnified Person with respect to (a) items of the types described in subsection 11.04(a) for which the Company is obligated to indemnify only Bank of America and its affiliates (including the Arranger) or (b) Indemnified Liabilities to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person, from the breach by such Indemnified Person of Section 11.09 or from disputes among the Banks. The agreements in this Section 11.05 shall survive payment of all other Obligations. No Indemnified Person shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnified Person have any liability for any indirect, consequential, special or punitive damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 11.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

11.06 Payments Set Aside. To the extent that the Company makes a payment to the Administrative Agent or the Banks, or the Administrative Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent.

11.07 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

11.08 Assignments, Participations, etc.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnified Persons) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Bank may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Bank or an Affiliate of a Bank or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Bank, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $10,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (which consents shall not be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans; (iii) any assignment of a Commitment must be approved by the Administrative Agent, the Issuing Bank, the Swing Line Bank and, so long as no Event of Default has occurred and is continuing, the Company (which consents shall not be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Bank (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an

Assignment and Acceptance, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.01, 4.03, 4.04, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Company (at its expense) shall execute and deliver a Note to the assignee Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Payment Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company at any reasonable time and from time to time upon reasonable prior notice, and the Administrative Agent will provide a copy of the Register to the Company upon the Company’s reasonable request. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Bank wishing to consult with other Banks in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d) Any Bank may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Bank’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (a) of Section 11.01 that directly affects such Participant. Subject to subsection (e) of this Section, the

Company agrees that each Participant shall be entitled to the benefits of Sections 4.01, 4.03 and 4.04 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.10 as though it were a Bank, provided such Participant agrees to be subject to Sections 2.16 and 11.09 as though it were a Bank. A Participant shall not be entitled to receive any greater payment under Section 4.01 or 4.03 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Bank if it were a Bank shall not be entitled to the benefits of Section 4.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 10.10 as though it were a Bank.

(e) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(f) As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Bank; (b) an Affiliate of a Bank; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the Issuing Bank and the Swing Line Bank, and (ii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any of the Company’s Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

(g) Notwithstanding anything to the contrary contained herein, any Bank (a “Granting Bank”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Company (an “SPC”) the option to provide all or any part of any Revolving Loan that such Granting Bank would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Revolving Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Revolving Loan, the Granting Bank shall be obligated to make such Revolving Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under subsection 2.15(a). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Company under this Agreement (including its obligations under Section 4.03), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Bank would be liable, and (iii) the Granting Bank shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Bank of record hereunder. The making of a Revolving Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Revolving Loan were made by such Granting Bank. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Company and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Revolving Loan to the Granting Bank and (ii) disclose on a confidential basis any non-public information relating to its funding of Revolving Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

11.09 Confidentiality. Each Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to it by the Company or any Subsidiary, or by the Administrative Agent on the Company’s or such Subsidiary’s behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use or disclose any such information other than in connection with matters directly relating to or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (a) was or becomes generally available to the public other than as a result of disclosure by such Bank or an Affiliate thereof, or (b) was or becomes available on a non-confidential basis from a source other than the Company or a Subsidiary, provided that such source is not bound by a confidentiality agreement with the Company known to such Bank; provided that any Bank may disclose such information (i) at the request or pursuant to any requirement of any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) to which such Bank is subject or in connection with an examination of such Bank by any such authority; (ii) pursuant to subpoena or other court process; (iii) when required to do so in accordance with the provisions of any applicable Requirement of Law; (iv) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Bank or their respective Affiliates may be party; (v) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (vi) to such Bank’s independent auditors and other professional advisors; (vii) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Banks hereunder; (viii) as to any Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party with such Bank or such Affiliate; and (ix) subject to the restrictions above, to its Affiliates, provided that any such

Affiliate agrees in writing to keep such information confidential to the extent required hereunder. Each Bank will, so long as not prohibited from doing so by any Requirement of Law, notify the Company of any request for information of the type referred to in clause (ii), (iii) or (iv) above prior to disclosing such information so that the Company may seek appropriate relief from any applicable court or other Governmental Authority.

11.10 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Company against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Bank; provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.11 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Administrative Agent and the Company in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

11.13 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Banks, the Administrative Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.14 Governing Law and Jurisdiction.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF ILLINOIS; PROVIDED THAT THE ADMINISTRATIVE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND THE

BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE ADMINISTRATIVE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

11.15 Waiver of Jury Trial. THE COMPANY, THE BANKS AND THE ADMINISTRATIVE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE BANKS AND THE ADMINISTRATIVE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 11.15 AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

11.16 Judgment. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Company in respect of any such sum due from it to the Administrative Agent hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Company (or to any other Person who may be entitled thereto under applicable law).

11.17 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Banks and the Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

11.18 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Bank, regardless of any investigation made by the Administrative Agent or any Bank or on their behalf and notwithstanding that the Administrative Agent or any Bank may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.19 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Bank shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Bank exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.20 Waiver of Notice Requirement under Existing Credit Agreement. The Banks, which constitute “Required Banks” under and as defined in the Existing Credit Agreement, hereby waive the requirement for five Business Days’ prior notice of termination of the “Commitments” (as defined in the Existing Credit Agreement) set forth in Section 2.08 of the Existing Credit Agreement and agree that such “Commitments” shall terminate on the Closing Date.

11.21 USA PATRIOT Act Notice. Each Bank and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Company in accordance with the Act.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Chicago, Illinois by their proper and duly authorized officers as of the day and year first above written.

BRIGGS & STRATTON CORPORATION

By:	/S/ CARITA R. TWINEM
Name:	Carita R. Twinem
Title:	Treasurer

BANK OF AMERICA, N.A., as Administrative Agent, Issuing Bank, Swing Line Bank and a Bank

By:	/S/ JEFFREY A. ARMITAGE
Name:	Jeffrey A. Armitage
Title:	Principal

M&I MARSHALL & ILSLEY BANK

By:	/S/ RONALD J. CAREY
Name:	Ronald J. Carey
Title:	Vice President

By:	/S/ THOMAS F. BICKELHAUPT
Name:	Thomas F. Bickelhaupt
Title:	Vice President

LASALLE BANK NATIONAL ASSOCIATION

By:	/S/ JON HUITINK
Name:	Jon Huitink
Title:	Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/S/ SANDRA J. HARTAY
Name:	Sandra J. Hartay
Title:	Vice President

ASSOCIATED BANK NA

By:	/S/ DANIEL HOLZHAUER

Name:	Daniel Holzhauer
Title:	Assistant Vice President

THE BANK OF NEW YORK

By:	/S/ MARK WRIGLEY

Name:	Mark Wrigley
Title:	Vice President

NATIONAL CITY BANK OF MICHIGAN/ILLINOIS

By:	/S/ JON R. HINARD

Name:	Jon R. Hinard
Title:	Senior Vice President

BANK ONE, NA

By:	/S/ JACK V. WEST, JR.

Name:	Jack V. West, Jr.
Title:	First Vice President

BNP PARIBAS

By:	/S/ CHRISTINE L. HOWATT

Name:	Christine L. Howatt
Title:	Director

By:	/S/ PETER C. LABRIE

Name:	Peter C. Labrie
Title:	Central Region Manager

SCHEDULE 1.01

PRICING SCHEDULE

The Applicable Margin, the Commitment Fee Rate and the L/C Fee Rate shall be determined from time to time based upon the S&P Rating and the Moody’s Rating as set forth in the table below:

Level	Applicable Margin	Commitment Fee Rate	L/C Fee Rate
I	0.500%	0.100%	0.500%
II	0.750%	0.150%	0.750%
III	1.000%	0.200%	1.000%
IV	1.250%	0.250%	1.250%
V	1.500%	0.300%	1.500%
VI	2.000%	0.375%	2.000%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Level I” shall exist at any time the S&P Rating is BBB+ or better or the Moody’s Rating is Baa1 or better.

“Level II” shall exist at any time, (i) Level I does not apply and (ii) the S&P Rating is BBB or the Moody’s Rating is Baa2.

“Level III” shall exist at any time, (i) Levels I and II do not apply and (ii) the S&P Rating is BBB- and the Moody’s Rating is Baa3.

“Level IV” shall exist at any time, (i) Levels I, II, and III do not apply and (ii) either the S&P Rating is BBB- and the Moody’s Rating is Ba1 or the S&P Rating is BB+ and the Moody’s Rating is Baa3.

“Level V” shall exist at any time, (i) Levels I, II, III and IV do not apply and (ii) the S&P Rating is BB+ or the Moody’s Rating is Ba1.

“Level VI” shall exist at any time none of the other Levels applies.

If there is a split rating (i.e., the Moody’s Rating and the S&P Rating would not result in the same pricing), the Company shall be entitled to the benefit of the higher rating; provided that if there is a differential of two or more levels in the table above, the level immediately below the higher applicable level shall apply. If at any time the Company has no Moody’s Rating or no S&P Rating, then the percentages contained in Level VI shall apply.

SCHEDULE 2.01

COMMITMENTS AND PRO RATA SHARES

Bank	Commitment	Pro Rata Share
Bank of America, N.A.	$50,000,000	18.181818181%
M&I Marshall & Ilsley Bank	$45,000,000	16.363636364%
LaSalle Bank National Association	$45,000,000	16.363636364%
U.S. Bank National Association	$45,000,000	16.363636364%
Associated Bank NA	$20,000,000	7.272727273%
The Bank of New York	$20,000,000	7.272727273%
National City Bank of Michigan/Illinois	$20,000,000	7.272727273%
Bank One, NA	$15,000,000	5.454545454%
BNP Paribas	$15,000,000	5.454545454%

TOTAL	$275,000,000	100.000000000%

SCHEDULE 11.02

LENDING OFFICES; ADDRESSES FOR NOTICES

BRIGGS & STRATTON CORPORATION

12301 W. Wirth Street

Wauwatosa, Wisconsin 53222

Attn: Carita R. Twinem

Telephone: (414) 256-5141

Facsimile: (414) 256-1128

BANK OF AMERICA, N.A., as Administrative Agent, Issuing Bank and as a Bank

Operations Contact:

Attention: Sally M. Escosa

Telephone: (925) 675-8421

Facsimile: (888) 969-2637

Agency Management Services:

1455 Market Street, 5th Floor

Mail Code: CA5-701-05-19

San Francisco, CA 94103

Attention: SuzieAnna Wan

Telephone: (415) 436-2772

Facsimile: (415) 503-5015

Credit Contact:

231 South LaSalle Street

Chicago, IL 60697

Attention: Jeff Armitage

Telephone: (312) 828-3898

Facsimile: (312) 974-8811

ASSOCIATED BANK NA

Operations Contact:

2870 Holmgren Way

Green Bay, WI 54304

Attention: Kathy Carter

Telephone: (920) 405-2847

Facsimile: (920) 405-2798

Credit Contact:

401 E. Kilbourn Avenue

Milwaukee, WI 53202

Attention: Daniel Holzhauer

Telephone: (414) 283-2361

Facsimile: (414) 283-2300

BANK ONE, NA

Operations Contact:

131 S. Dearborn Street

Chicago, IL 60603

Attention: Leah A. Banks

Telephone: (312) 732-8918

Facsimile: (312) 732-2245

Credit Contact:

111 E. Wisconsin Avenue

Milwaukee, Wisconsin 53202

Attention: Jack West

Telephone: (414) 765-2613

Facsimile: (414) 765-2625

BNP PARIBAS

Operations Contact:

919 Third Avenue

3rd Floor

New York, New York 10022

Attention: Gabriel Candamo

Telephone: (212) 471-6626

Facsimile: (212) 471-6695

Credit Contact:

209 S. LaSalle Street

Suite 500

Chicago, IL 60604

Attention: Rosalie Hawley

Telephone: (312) 977-2203

Facsimile: (312) 977-1380

LASALLE BANK NATIONAL ASSOCIATION

Operations Contact:

411 E. Wisconsin Avenue

#1250

Milwaukee, WI 53202

Attention: Beth Potrykos

Telephone: (414) 319-3314

Facsimile: (414) 224-0071

Credit Contact:

411 E. Wisconsin Avenue

Suite 1250

Milwaukee, WI 53202

Attention: Jon Huitink

Telephone: (414) 319-3317

Facsimile: (414) 224-0071

M&I MARSHALL & ILSLEY BANK

Operations Contact:

401 N. Executive Drive

Brookfield, WI 53005

Attention: Nenita Yumanz

Telephone: (262) 938-8675

Facsimile: (262) 938-8684

Credit Contact:

770 North Water Street

Milwaukee, Wisconsin 53202

Attention: Thomas Bickelhaupt

Telephone: (414) 765-7944

Facsimile: (414) 765-7625

NATIONAL CITY BANK OF MICHIGAN/ILLINOIS

Operations Contact:

One NCC Parkway

Oshtemo, MI 49077

Attention: Marilyn Moore

Telephone: (269) 973-1427

Facsimile: (269) 973-2405

Credit Contact:

One North Franklin

Suite 3600

Chicago, IL 60606

Attention: Jon R. Hinard

Telephone: (312) 384-4624

Facsimile: (312) 240-0301

THE BANK OF NEW YORK

Operations Contact:

One Wall Street, 19th Floor

New York, New York 10286

Attention: Edgar Greaves

Telephone: (212) 635-6687

Facsimile: (212) 635-7923

Credit Contact:

1 Wall Street, 19th Floor

New York, NY 10286

Attention: Mark Wrigley

Telephone: (212) 635-6867

Facsimile: (212) 635-1208

U.S. BANK NATIONAL ASSOCIATION

Operations Contact:

400 City Center

Oshkosh, WI 54901

Attention: Connie Sweeney

Telephone: (920) 237-7604

Facsimile: (920) 237-7993

Credit Contact:

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Attention: Sandra J. Hartay

Telephone: (414) 765-6004

Facsimile: (414) 765-5367